CONTRIBUTION AGREEMENT
BY AND AMONG
ODESSA REGIONAL HOSPITAL, LP
ALLIANCE HOSPITAL, LTD.,
AND
SRI-SAI ENTERPRISES, INC.

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List of Annexes/Exhibits/Schedules

Annexes
Annex A	—	Defined Terms
Annex B	—	Assumed Seller Contracts
Annex C	—	Assumed Employee Benefit Plans
Annex D	—	Material Consents
Annex E	—	Net Working Capital Example Calculation

Exhibits
Exhibit A	—	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	—	Form of Special Warranty Deed
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Form of Buyer Subscription Document Package
Exhibit E	—	Form of Indemnification Agreement
Exhibit F	—	Form of Restrictive Covenant Agreement
Exhibit G	—	Amended and Restated Buyer LPAgreement
Exhibit H	—	Form of Working Capital Adjustment Escrow Agreement
Exhibit I	—	Form of Opinion of Seller’s Counsel
Exhibit J	—	Form of Opinion of Buyer’s Counsel

Schedules
Schedule 2.2(b)	—	Seller Conflicts
Schedule 2.2(c)	—	Seller Consents
Schedule 2.3	—	Financial Statements
Schedule 2.5(a)	—	Encumbrances
Schedule 2.5(b)	—	Tangible Personal Property
Schedule 2.6(a)	—	Real Property
Schedule 2.6(b)	—	Real Property Encumbrances
Schedule 2.7	—	Capitalization
Schedule 2.8	—	Taxes
Schedule 2.9(a)	—	Employees
Schedule 2.9(b)	—	Employment Contracts
Schedule 2.9(d)	—	WARN Act
Schedule 2.10(a)	—	Employee Benefits
Schedule 2.11(a)	—	Proceedings
Schedule 2.12	—	Environmental Matters
Schedule 2.13	—	Insurance
Schedule 2.14(a)	—	Seller Contract
Schedule 2.14(b)	—	Seller Contract Defaults
Schedule 2.15(b)	—	Intellectual Property
Schedule 2.15(c)	—	Intellectual Property Licenses
Schedule 2.16	—	Related Persons
Schedule 2.17	—	No Undisclosed Liabilities
Schedule 2.18	—	Absence of Certain Changes and Events
Schedule 2.20	—	Compliance with Legal Requirements
Schedule 2.21	—	Governmental Authorizations
Schedule 2.22	—	Medicare Participation/Accreditation
Schedule 2.24	—	Cost Reports

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Schedule 2.25	—	Medical Staff Matters
Schedule 2.27	—	Compliance Program
Schedule 2.29	—	Brokers; Finders
Schedule 3.3	—	Buyer Capitalization
Schedule 3.4	—	Buyer Financial Statements
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CONTRIBUTION AGREEMENT
     This Contribution Agreement (the “Agreement”), made and entered into as of May 9, 2007, is by and among Odessa Regional Hospital, LP, a Delaware limited partnership (“Buyer”), Alliance Hospital, Ltd., a Texas limited partnership (“Seller”) and (solely for purposes of Section 6.15 and Section 6.16) Sri-Sai Enterprises, Inc., a Texas corporation (the “General Partner”). Capitalized terms used herein are defined as set forth in Annex A attached hereto.
RECITALS
     Seller desires to contribute and sell, and Buyer desires to acquire, the Assets for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
CONTRIBUTION OF ASSETS; CLOSING
     Section 1.1 Assets to Be Contributed. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall contribute, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrance, excluding any Permitted Real Property Encumbrances, all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following assets (but excluding the Excluded Assets):
          (a) (i) all of Seller’s fee right, title and interest in and to any real property, including the real property described in Schedule 2.6(a), together with all covenants, rights, options, easements and privileges thereto (the “Owned Real Property”), and, further, together with all buildings, structures, fixtures and other improvements located thereon (including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures) (collectively, the “Improvements”); and (ii) all of Seller’s leasehold interest in Leased Real Property, including the Leased Real Property described in Schedule 2.6(a);
          (b) all tangible personal property owned or leased by Seller (other than the Inventories) (collectively, the “Tangible Personal Property”), including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, computer hardware, instruments, leasehold improvements, spare parts and, to the extent assignable or transferable, including, but not limited to, the tangible personal property listed on Schedule 2.5(b);
          (c) the Seller Contracts listed on Annex B (the “Assumed Seller Contracts”);
          (d) all inventories of usable goods and supplies of Seller, including pharmaceuticals and medications, food, janitorial supplies, office supplies, forms, consumables, disposables, linens, and medical supplies, wherever located (collectively, the “Inventories”);
          (e) all accounts receivable of Seller (excluding the Government Patient Receivables), billed and unbilled, recorded or unrecorded, accrued and existing, whether or not written off, as of the Closing Date (collectively, the “Non-Government Receivables”);
          (f) the right to payments received by Seller in respect of the Government Patient Receivables pursuant to Section 1.9;
          (g) except as otherwise provided in Section 1.2(h) and (i), all Governmental Authorizations of Seller and all pending applications or renewals for Governmental Authorizations, including those Governmental Authorizations listed on Schedule 2.21, in each case to the extent transferable to Buyer;
          (h) all financial, patient, medical staff, personnel and other records relating to the Facility or the Assets (including, without limitation, all accounts receivable records, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records), but excluding the Excluded Records;
          (i) all of the intangible rights and property of Seller, including the Intellectual Property Assets, and all going concern value and goodwill of Seller;
          (j) all insurance benefits, including rights and proceeds, arising from or relating to the Assets prior to the Closing Date;
          (k) all claims of Seller against third parties relating to the Assets, and any transferable warranties or guaranties issued for the benefit of Seller with respect to the Assets;
          (l) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof which are not excluded under Section 1.2(a) or Section 1.2(f);
          (m) all Employee Benefit Plans of Seller listed on Annex C (the “Assumed Benefit Plans”); and
          (n) all other properties and assets of every kind, character and description, tangible or intangible, owned by Seller, whether or not similar to the items specifically set forth above.
All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.” Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement will not include the assumption of any liability or obligation in respect thereof unless the Buyer expressly assumes such liability or obligation pursuant to Section 1.3.
     Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will remain the property of Seller after the Closing:
          (a) all cash and cash equivalents and all securities and short-term investments, and the maintenance deposit of Seller with MPT of Odessa Hospital, L.P. referenced under “Deposits” in the balance sheets of Seller included in the Financial Statements;
          (b) any Seller Contracts other than the Assumed Seller Contracts;

          (c) all records relating to the Excluded Assets and Excluded Liabilities to the extent that Buyer does not need the same (as determined by Buyer) in connection with the ongoing activities of the Facility, the Assets or the Assumed Liabilities, as well as all records which under applicable Legal Requirements Seller is required to maintain in its possession (the “Excluded Records”);
          (d) the minute book, stock records and corporate seal, as applicable, of Seller;
          (e) all of Seller’s insurance policies and rights thereunder (except to the extent specified in Sections 1.1(j) and (k));
          (f) all claims for refund of Taxes and other governmental charges of whatever nature;
          (g) all rights in connection with and assets of any Employee Benefit Plans (other than the Assumed Benefit Plans);
          (h) all governmental provider numbers of Seller, including, but not limited to, Medicare and Medicaid provider numbers (the “Governmental Provider Numbers”);
          (i) the hospital license of Seller with the State of Texas;
          (j) any intercompany payables owing to Seller from Alliance Medical Group, Inc. (“AMG”); and
          (k) all rights of Seller in connection with the transactions contemplated hereby.
     Section 1.3 Assumed Liabilities. Buyer will not assume or otherwise be responsible for any liabilities or obligations of Seller, except that from and after the Effective Time, the Buyer will assume as and when due the following liabilities and obligations of Seller (the “Assumed Liabilities”):
          (a) all those current liabilities and obligations of Seller which are included in the calculation of the Net Working Capital Amount;
          (b) all liabilities and obligations of Seller which accrue on or after the Effective Time which arise out of the Assumed Seller Contracts (excluding any liability or obligation with respect to any Assumed Seller Contracts arising as a result of any act or omission which occurred on or prior to the Effective Time or the breach of any representation or warranty hereunder by Seller); and
          (c) any liabilities and obligations arising after the Effective Time under the Assumed Benefit Plans.

     Section 1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or become obligated with respect to any other obligation or liability of Seller of any nature whatsoever and Seller shall retain and shall pay, discharge and perform all liabilities not specifically included in the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation, the following:
          (a) any liability or obligation under any Assumed Seller Contract which arises after the Effective Time but which arises out of or relates to any act or omission which occurred on or prior to the Effective Time;
          (b) any liability or obligation under any Seller Contract that is not an Assumed Seller Contract;
          (c) any current liabilities and obligations of Seller not specifically included in the calculation of the Net Working Capital Amount;
          (d) any liability or obligation of Seller for Taxes, including (i) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time, (ii) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, (iii) any deferred Taxes of any nature, and (iv) any Taxes relating to the Post-Closing Seller Tax Returns;
          (e) any claims or potential claims for medical malpractice or general liability to the extent relating to periods prior to the Effective Time;
          (f) any liabilities or obligations associated with or arising out of any of the Excluded Assets;
          (g) liabilities and obligations of Seller in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TriCare, Blue Cross, or any other third party payor programs, whether governmental or non-governmental, including any claim, penalty or sanction relating to any claim for overpayment, any cost report relating to a period prior to Effective Time, and Seller’s terminating cost report for the Facility;
          (h) any obligation or liability asserted under the federal Hill-Burton program or other restricted grant and loan programs with respect to the ownership or operation of the Facility or the Assets;
          (i) any liability or obligation under any Environmental Law arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;
          (j) except as set forth in Section 1.3(c), any liability or obligation under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;
          (k) except as otherwise provided herein, any liability or obligation under any employment, severance, retention or termination agreement with any employee of Seller;

          (l) any liability or obligation arising out of or relating to any employee grievance with respect to the employees of Seller, whether or not the affected employees are hired by Buyer;
          (m) any liability or obligation to any Seller Partner (or Affiliate thereof) or Related Person of Seller not assumed by Buyer pursuant to Section 1.3;
          (n) any liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
          (o) any liability or obligation to distribute to the Seller Partners or otherwise apply all or any part of the consideration received hereunder;
          (p) any liability or obligation arising out of any Proceeding pending as of the Effective Time, whether or not set forth in any of the Schedules attached hereto, or any Proceeding commenced after the Effective Time and arising out of, or relating to, any occurrence or event happening prior to the Effective Time;
          (q) any liability or obligation arising out of or resulting from Seller’s compliance or non-compliance with any Legal Requirement or Order of any Governmental Authority;
          (r) all obligations of Seller for borrowed money;
          (s) any intercompany liabilities and obligations owing by Seller to AMG;
          (t) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing and expressly assumed as part of the Assumed Seller Contracts;
          (u) any liability arising out of the act of assignment of any of the Assumed Seller Contracts to Buyer, provided that Section 9.12 shall apply with respect to the assignment of the Seller Contracts; and
          (v) any liability or obligation of Seller based upon Seller’s acts or omissions occurring after the Effective Time.
     Section 1.5 Purchase Price; Working Capital Adjustment.
          (a) Preliminary Working Capital. Attached as Annex E is a chart (the “Net Working Capital Chart”) setting forth (i) the Net Working Capital of Seller as of October 31, 2006, and (ii) the estimated Net Working Capital of Seller as of May 31, 2007, as determined by Seller in accordance with GAAP applied on a basis consistent with Seller’s Accounting Practices and Procedures. The Net Working Capital Chart provides that the estimated Net Working Capital as of May 31, 2007 is -$1,289,206 (such estimated amount is referred to as the “Preliminary Net Working Capital Amount”).
          (b) Purchase Price.
               (i) Subject to the terms of this Agreement and in reliance upon the representations and warranties of Seller contained herein, the consideration payable by Buyer for the Assets (the “Purchase Price”), will be $65,500,000 (the “Base Amount”), prior to adjustment for the Closing Adjustment Amount pursuant to Section 1.5(b)(ii)(A) and the Final Adjustment Amount pursuant to Section 1.5(c).
               (ii) The Purchase Price payable to Seller at Closing, prior to adjustment for the Final Adjustment Amount, will equal the Base Amount, minus (1) $2,469,009 (the estimated long-term portion of all obligations of Seller, as of May 31, 2007, as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP (or should have been recorded as capital leases in accordance with GAAP) and are included in the Assumed Seller Contracts), minus (2) $29,511 (the estimated amount payable, as of May 31, 2007, under that certain lease agreement dated as of May 28, 2004, by and between General Electric Capital Corporation and Seller (the “GE Lease”))plus (3) $659,120 (the cost of the upgrade of the CT Scanner to 64 slice leased by Seller pursuant to Leasing Schedule #12748 of that certain lease agreement dated as of September 28, 2006, by and between Seller and Siemens Medical Solutions, USA), plus (4) $437,830 (the amount by which the Preliminary Net Working Capital Amount exceeds the Net Working Capital of Seller as of October 31, 2006 (-$1,727,036)) (the adjustments pursuant to clauses (1)-(4) above, the “Closing Adjustment Amount”) (the Base Amount, as adjusted by the Closing Adjustment Amount, the “Closing Purchase Price”). The Closing Purchase Price, after giving effect to the Closing Adjustment Amount, is $64,098,430.
               (iii) At the Closing, the Purchase Price, prior to adjustment for the Final Adjustment Amount, will be delivered as follows:
     (A) an amount in cash (the “Base Cash Purchase Price”), equal to $60,581,385; plus
     (B) the issuance of Buyer LP Units (with a value of $11,097 per Buyer LP Unit, after giving effect to the Buyer Unit Split (the “Buyer LP Unit Value”)) at Closing with an aggregate value equal to (x) $3,517,045, minus (y) the Residual Cash Amount as determined in accordance with Section 6.15, which Buyer LP Units will be distributed by Seller to the Seller Partners immediately following the Closing in accordance with Section 6.15; plus
     (C) an amount in cash equal to the Residual Cash Amount as determined in accordance with Section 6.15; plus
     (D) the assumption of the Assumed Liabilities provided in Section 1.3 above.
               (iv) The Base Cash Purchase Price will be paid at Closing by Buyer as follows: (v) $2,000,000 of the Base Cash Purchase Price will be paid at Closing to the escrow agent pursuant to the Escrow Agreement, (w) $500,000 of the Base Cash Purchase Price will be paid at Closing to the escrow agent pursuant to the Working Capital Adjustment Escrow Agreement, (x) an additional portion of the Base Cash Purchase Price will be paid to the Secured Lenders at the direction of Seller pursuant to Section 1.8(a)(v) in satisfaction of all outstanding amounts owed by Seller pursuant to the Pay-Off Letters, (y) an additional portion of the Base Cash Purchase Price will be paid in satisfaction of all liabilities (including any penalties and interest) related to the 2006 Property Tax referenced in clause (b) of Schedule 2.8 and (z) the remaining portion of the Base Cash Purchase Price will be paid by wire transfer to an account or accounts designated by Seller.

          (c) Final Net Working Capital Calculation.
               (i) As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will deliver to Seller a consolidated statement of Net Working Capital of Seller as of the Closing Date and a reasonably detailed statement (the “Closing Statement”) setting forth Buyer’s calculation of the Net Working Capital Amount. After delivery of the Closing Statement, Seller and its accountants shall be permitted reasonable access during normal business hours to review records included in the Assets and work papers reasonably related to the preparation of the Closing Statement. Seller and its accountants may make inquiries of Buyer and its accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If Seller has any objections to the Closing Statement, Seller shall deliver to Buyer a written statement setting forth its objections thereto (an “Objections Statement”). Such Objections Statement shall set forth in reasonable detail the basis of such objections together with the amounts in dispute and any determination not specifically objected to in the Objections Statement shall be final, binding and non-appealable on the parties hereto upon delivery of the Objections Statement. If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. Seller and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, Seller and Buyer shall submit such dispute to PricewaterhouseCoopers LLP (the “Independent Auditor”). Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.
               (ii) If the Net Working Capital Amount as finally determined pursuant to Section 1.5(c)(i) above exceeds the Preliminary Net Working Capital Amount, Buyer shall pay to Seller the amount of such excess in accordance with this Section 1.5(c)(ii). If the Net Working Capital Amount as finally determined pursuant to Section 1.5(c)(i) above is less than the Preliminary Net Working Capital Amount, Seller shall pay such shortfall to Buyer in accordance with this Section 1.5(c)(ii) (and/or shall direct the escrow agent under the Escrow Agreement to pay such amount up to the amount of the escrow funds to Buyer in accordance with the terms of the Escrow Agreement). All payments due and owing under this Section 1.5 will be made together with interest at the prime rate as reported by the Wall Street Journal on the Closing Date, which interest will begin accruing on the Closing Date and end on the date the payment is made. All amounts owed pursuant to this Section 1.5(c)(ii) by Buyer to Seller, on the one hand, or Seller to Buyer, on the other hand, is referred to as the “Final Adjustment Amount.” The Final Adjustment Amount shall be calculated as an adjustment to the Cash Purchase Price. At such time that Buyer and Seller have agreed regarding the Closing Statement and the Final Adjustment Amount in accordance with Section 1.5(c)(i), Buyer and Seller shall execute and deliver a signature page to the Closing Statement to evidence their agreement to the terms thereof. Payment of the Final Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient party(ies) within five business days after the date of final determination (subject to the terms of the Escrow Agreement).
     Section 1.6 Allocation. The Purchase Price will be allocated in the manner proposed by Buyer as soon as practicable following the Closing, and reasonably agreed to by Seller. After the Closing, the parties shall make consistent use of such Purchase Price allocation for all tax purposes and in any tax returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594.
     Section 1.7 Closing. The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Seller’s counsel, Hollmann, Lyon, Patterson & Durell, Inc. at 5030 East University Blvd. D-103, Odessa, Texas 79762, at 10:00 a.m. (central time) on May 31, 2007, or such other time and place that the parties may agree (the “Closing Date”), effective as of 11:59 p.m. (central time) on the Closing Date (the “Effective Time”). Subject to the provisions of Article VIII, failure to consummate the contribution and sale contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 1.7 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such an event, the Closing will occur as soon as practicable, subject to Article VIII.
     Section 1.8 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing (or such period prior to Closing as set forth below):
          (a) Seller shall deliver to Buyer:
               (i) a bill of sale, assignment and assumption agreement with respect to the Assets and the Assumed Liabilities in the form of Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), executed by Seller;
               (ii) for each interest in Owned Real Property, a recordable special warranty deed, executed by Seller in favor of Buyer, in the form attached hereto as Exhibit B conveying such interest subject only to the applicable Permitted Real Property Encumbrances described specifically and not categorically;
               (iii) an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), executed by Seller and the escrow agent set forth therein;
               (iv) evidence reasonably satisfactory to Buyer that all liabilities (including any penalties and interest) relating to the 2006 Property Tax referenced in clause (b) of Schedule 2.8 have been paid in full at or prior to the Closing;
               (v) pay-off letters (the “Pay-off Letters”) from Western National Bank, The National Bank of Andrews and MPT of Odessa Hospital, L.P. (the “Secured Lenders”) in a form acceptable to Buyer providing for, upon the payment of all outstanding amounts owed by Seller to each of the Secured Lenders at Closing, the termination of all security interests held by the Secured Lenders with respect to the Assets (including the authorization of the filing of all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of each of the Secured Lender’s security interests), executed by each of the Secured Lenders;

               (vi) no later than seven days prior to Closing, completed subscription document packages of Buyer in the form attached hereto as Exhibit D (which will include, without limitation, a subscription agreement, investor questionnaire and indemnification units forfeiture and offset agreement as set forth therein) (the “Subscription Document Package”), executed by each Seller Partner or stockholder of the General Partner (and, in the event such Seller Partner or stockholder is an entity, each indirect owner thereof) who will be distributed Buyer LP Units immediately following the consummation of the transactions contemplated hereby in accordance with Section 6.15;
               (vii) no later than seven days prior to Closing, an indemnification agreement in the form attached hereto as Exhibit E (the “Indemnification Agreement”), executed by each of the direct and indirect holders of Class B Units of Seller;
               (viii) no later than seven days prior to Closing, restrictive covenant agreements in the form attached hereto as Exhibit F (the “Restrictive Covenant Agreement”), executed by each stockholder of the General Partner;
               (ix) a copy of the certificate of limited partnership and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of Texas;
               (x) certificates dated as of a date not earlier than the fifth business day prior to Closing as to the good standing of, and the payment of all applicable state Taxes by, Seller, executed by the appropriate officials of the State of Texas;
               (xi) a FIRPTA affidavit, executed by Seller, stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Code (and any similar affidavit that may be required under state law);
               (xii) all instruments and documents reasonably required by the Title Company to issue the Title Policy for the Real Property owned or leased by Seller as described in and provided by Section 4.6 hereof;
               (xiii) a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.1;
               (xiv) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Seller Limited Partnership Agreement, certifying and attaching all requisite resolutions or actions of Seller’s general partner and limited partners approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Seller executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
               (xv) a working capital adjustment escrow agreement in the form attached hereto as Exhibit H (the “Working Capital Adjustment Escrow Agreement”), executed by Seller and the escrow agent set forth therein; and

               (xvi) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its counsel and executed by Seller.
          (b) Buyer shall deliver to Seller:
               (i) the Cash Purchase Price, payable as set forth in Section 1.5(b)(iv) above;
               (ii) the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of $2,000,000 of the Cash Purchase Price by wire transfer to the escrow agent thereunder;
               (iii) a second amended and restated Buyer Limited Partnership Agreement in the form of Exhibit G (the “Amended and Restated Buyer LP Agreement”), executed by IASIS Healthcare Holdings, Inc. and IASIS Healthcare LLC;
               (iv) the Bill of Sale, Assignment and Assumption Agreement, executed by Buyer;
               (v) the Indemnification Agreements, executed by Buyer;
               (vi) the Restrictive Covenant Agreements, executed by Buyer;
               (vii) the certificate of limited partnership and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of Delaware;
               (viii) a certificate dated as of a date not earlier than the fifth business day prior to Closing as to the good standing of Buyer, executed by the Secretary of State of Delaware;
               (ix) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.2;
               (x) the Working Capital Adjustment Escrow Agreement, executed by Buyer and the escrow agent set forth therein, together with the delivery of $500,000 of the Cash Purchase Price by wire transfer to the escrow agent thereunder; and
               (xi) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the limited partnership agreement of Buyer, certifying and attaching all requisite resolutions or actions of the board of directors of Buyer’s general partner approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Buyer’s general partner executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby.
     Section 1.9 Government Payment Receivables. The parties acknowledge that Buyer is not acquiring, and the Assets do not include, all patient receivables of Seller related to Medicare, Medicaid and other third-party patient claims due from beneficiaries or governmental third party payors arising from the rendering of services to patients at the Facility, billed and unbilled, recorded or unrecorded, accrued and existing in respect of services rendered up to the Effective Time which by law may not be assigned (the “Government Patient Receivables”; together with the Non-Government Receivables, the “Accounts Receivable”); provided that Buyer is purchasing an interest in, and the Assets include, all amounts of Seller collected after the Effective Time in respect of the Government Patient Receivables. Seller hereby appoints Buyer to act as Seller’s collection agent with respect to the Government Patient Receivables. In connection therewith, on or before the Closing Date, Seller shall establish or maintain an existing depository bank account at a financial institution mutually acceptable to Seller and Buyer, and after the Closing, Buyer, as collection agent, shall deposit in such depository account cash, checks, drafts or other similar items of payment received in respect of the Government Patient Receivables. Seller hereby assigns to Buyer the right to receive all amounts collected in respect of the Government Patient Receivables as set forth above.
     Section 1.10 Inventory. Buyer and Seller will mutually agree on a date within three business days prior to the Closing Date on which Buyer and Seller will conduct an inventory of Seller’s Tangible Personal Property and Inventory for purposes of identifying the Tangible Personal Property and Inventory. Buyer and Seller will each designate a representative to conduct such inventory.
     Section 1.11 Prorations. At the Closing, but only to the extent not included in the Net Working Capital Amount, Buyer and Seller shall prorate real estate and personal property lease payments, real estate and personal property Taxes, and all other income and expenses (including utilities) with respect to the Assets which are normally prorated upon a sale of assets as a going concern.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     Section 2.1 Organization and Good Standing.
          (a) Seller is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Texas, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. Seller is not qualified to do business as a foreign limited partnership in any jurisdiction, and the ownership or use of the properties owned or used by it, and the nature of the activities conducted by it, do not require such qualification.
          (b) Complete and accurate copies of the certificate of limited partnership of Seller and the Seller Limited Partnership Agreement, as currently in effect, have been delivered to Buyer.

     Section 2.2 Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller and the Seller Partners of each of the documents and instruments to be executed and delivered by them at Closing pursuant to Section 1.8(a) (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller and the Seller Partners a party thereto, enforceable against each of them in accordance with their respective terms. Seller and the Seller Partners have the right, power, authority and capacity to execute and deliver this Agreement and the Seller’s Closing Documents to which they are a party and to perform their obligations under this Agreement and the Seller’s Closing Documents to which they are a party, and such action has been duly authorized by the general partner of Seller. To the Knowledge of Seller, each Seller Partner has all necessary legal capacity to execute and deliver the Seller’s Closing Documents to which such Seller Partner is a party and to perform such Seller Partner’s obligations thereunder.
          (b) Except as set forth in Schedule 2.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the certificate of limited partnership of Seller or the Seller Limited Partnership Agreement, (ii) contravene, conflict with, or result in a violation of any Legal Requirements, or any Order of any Governmental Authority to which Seller or any of the Assets are subject, or (iii) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, result in the creation or imposition of any Encumbrance upon any of the Assets under, or cancel, terminate, or modify any, Seller Contract.
          (c) Except as set forth in Schedule 2.2(c), Seller will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby (including in connection with the assignment of any Assumed Seller Contracts to Buyer hereunder).
     Section 2.3 Financial Statements. Seller has delivered to Buyer copies of the following financial statements of Seller, copies of which are attached hereto as Schedule 2.3: (i) the audited consolidated and consolidating financial statements of Seller and AMG as of December 31, 2005, and 2004, including the balance sheet and the related statements of operations, statements of changes in partners’ equity and statements of cash flows of Seller and AMG as of and for the years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein, (ii) the audited consolidated and consolidating financial statements of Seller and AMG as of December 31, 2006 (the “Balance Sheet Date”), including the balance sheet (the “Balance Sheet”) and the related statement of operations, statement of changes in partners’ equity and statement of cash flows of Seller and AMG as of and for the fiscal year then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein, (the audited financial statements referred to in clauses (i) and (ii) above, the “Audited Financial Statements”); and (iii) unaudited financial statements of Seller as of March 31, 2007, including the balance sheet and the related statement of operations and statement of cash flows of Seller as of and for the three-month period then ended (such financial statements, the “March Financial Statements”; the March Financial Statements, together with the unaudited financial statements to be delivered by Seller pursuant to Section 4.9 below, the “Unaudited

Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements referred to in clauses (i)-(iii) above have been, and the Financial Statements to be delivered pursuant to Section 4.9 below will be, prepared in accordance with GAAP consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be significant)). The Financial Statements referred to in clauses (i)-(iii) fairly present, and the Financial Statements to be delivered pursuant to Section 4.9 will fairly present, the financial position of Seller and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Financial Statements have been prepared in accordance with the books and records of Seller.
     Section 2.4 No Material Adverse Change. Other than the financial results of Seller since December 31, 2006 disclosed in the March Financial Statements, since the Balance Sheet Date, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.
     Section 2.5 Assets.
          (a) Except as set forth on Schedule 2.5(a), Seller owns good and transferable title to all of the Assets (excluding the Owned Real Property, in respect of which Seller is making the representations set forth in Section 2.6 below), free and clear of any Encumbrances.
          (b) Schedule 2.5(b) sets forth all Tangible Personal Property of Seller with an initial, nondepreciated book value of at least $5,000. All Tangible Personal Property is in the possession of Seller.
          (c) The Inventory is substantially of a quality and quantity usable and salable in the ordinary course of business of the Seller. Obsolete items and items of below-standard quality have been or will be written off or written down in the Financial Statements. Inventory and supplies are carried at cost, and are properly stated in the Financial Statements. The inventory levels of Seller are based on past practices of the Facility. Seller is not in possession of any Inventory not owned by Seller.
          (d) The Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct Seller’s business in the manner presently operated by Seller, and (ii) constitute all of the operating assets of the Seller and the Facility.
     Section 2.6 Real Property.
          (a) Schedule 2.6(a) sets forth a (i) correct legal description, street address and tax parcel identification number of each parcel of Owned Real Property and (ii) list of all real property leases to which Seller is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Seller Real Property Leases”), street address, approximate rentable square footage, monthly rent, expiration date and any renewal options with respect to the Seller Real Property Leases (the real property leased by Seller (as a lessee or sublessee), the “Leased Real Property”; the Owned Real Property and Leased Real Property, collectively, the “Real Property”). Except for the Owned Real

Property and Seller Real Property Leases identified in Schedule 2.6(a), Seller does not own any interest (fee, leasehold or otherwise) in any real property and no Seller has entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Owned Real Property. Except as set forth in Schedule 2.6(a), Seller enjoys peaceful and undisturbed possession of the Real Property.
          (b) Except as set forth in Schedule 2.6(b), Seller owns good and marketable title to the Owned Real Property, free and clear of any Encumbrances.
          (c) The use of the Real Property by the Seller for the purposes for which it is currently being used, conforms in all material respects to all applicable public and private restrictions, fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Legal Requirements. There are no pending or, to the Knowledge of Seller, threatened, eminent domain, condemnation, zoning, or other Proceedings affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as currently used in the conduct of Seller’s business. The Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, telephone, gas and other necessary services appropriate for the operation of the Facility.
          (d) All Improvements located on the Real Property are in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled).
          (e) True and complete copies of (i) all deeds or leases, as the case may be, existing title insurance policies, surveys, appraisals, specifications and plans of or pertaining to each parcel of Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Encumbrances with respect to the Real Property have been delivered to Buyer.
     Section 2.7 Capitalization. Schedule 2.7 sets forth the direct and indirect owners of (i) all of the outstanding general partnership and limited partnership units and/or interests of Seller, and (ii) all of the outstanding shares of capital stock of the General Partner. Other than the Seller Limited Partnership Agreement, there are no contracts or agreements relating to the issuance, sale, transfer or voting rights of the general partnership interests or limited partnership interests of Seller. Seller is not a party to any joint venture, and does not own, and has not entered into any agreement or contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
     Section 2.8 Taxes. Except as set forth in Schedule 2.8:
          (a) Seller has timely filed all federal, state, local and municipal tax returns (including any information returns), declarations, reports, statements, schedules, notices or forms (the “Tax Returns”) required to have been filed. All such Tax Returns were correct and complete in all material respects.
          (b) Seller has timely paid all Taxes due to any Governmental Authority. All Taxes that Seller is or was required by applicable Legal Requirements to withhold or collect has been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority.

          (c) No examination or audit of any Tax Return of Seller by any taxing authority, court or other Governmental Authority is currently in progress or, to the Knowledge of Seller, threatened. No assessment or other proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of Seller, threatened, with respect to the Taxes or Tax Returns of Seller. There is no dispute or claim concerning (i) any liability of Seller for additional Taxes, or (ii) any obligation of Seller to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any written notice or communication provided to Seller, or (y) as to which Seller has Knowledge. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (d) Seller has no liability for Taxes of any individual or entity (other than Seller) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable law); or (ii) as a transferee or successor. Seller has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code. Seller is not a party to any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement.
          (e) None of the assets of Seller are “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (f) Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.
     Section 2.9 Employees.
          (a) Schedule 2.9(a) sets forth the following information (to the extent applicable) with respect to (i) each employee of Seller, including each employee on leave of absence or layoff status, and (ii) any independent contractors who render services on a regular basis to, or are under contract with Seller: name, job title, current compensation paid or payable, salary and bonus received during the fiscal year ended December 31, 2006, sick and vacation leave that is accrued but unused, services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, and any accrued paid-time off and performance-related bonuses and commissions. There is no collective bargaining agreement in effect between Seller and any labor unions or organizations representing any of the employees of Seller. Seller has not experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of Seller, there is no strike, labor dispute or union organization activities pending or threatened affecting Seller.
          (b) Except as set forth in Schedule 2.9(b), the employment of each employee of Seller is terminable at the will of Seller, and Seller is not a party to any employment, non-competition or severance contract or agreement with any current or former employee of Seller.
          (c) Seller is and has been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. There is no unfair labor practice claim or proceeding under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical

Leave Act or any other Legal Requirement pending or, to the Knowledge of Seller, threatened, against Seller.
          (d) Schedule 2.9(d) sets forth the employees of Seller who had an “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) on or after December 1, 2006. In relation to the foregoing, Seller has not violated the WARN Act or any similar state or local Legal Requirement.
     Section 2.10 Employee Benefits.
          (a) Schedule 2.10(a) lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate for the benefit of any employee or former employee of Seller, or with respect to which Seller or ERISA Affiliate otherwise has any liabilities or obligations (the “Employee Benefit Plans”).
          (b) No Employee Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a plan that is subject to Title IV of ERISA.
          (c) None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. The consummation of the transactions contemplated hereby will not result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan.
          (d) Seller does not have any liability or obligation under any Employee Benefit Plan other than normal salary or wage accruals and paid vacation, sick leave and holiday accruals in accordance with Seller’s past practice and policy. Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements (including any filing or reporting obligations) of ERISA, the Code and any other applicable Legal Requirements. Neither Seller nor any ERISA Affiliate nor, to Seller’s Knowledge, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject Seller or Buyer to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.
     Section 2.11 Legal Proceedings, Orders.
          (a) Except as set forth in Schedule 2.11(a), there are no Proceedings pending (i) by or against Seller or that otherwise relate to or may affect the business of, or any of the Assets owned or used by, Seller, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Seller, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such

Proceeding.
          (b) There are no Orders outstanding (i) against Seller or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Seller; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Seller, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.
     Section 2.12 Environmental Matters. Except as set forth on Schedule 2.12:
          (a) Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. All tenants or other Persons that use any portion of the Owned Real Property are conducting their operations in full compliance with, and are not in violation of or liable under, any Environmental Law.
          (b) Seller does not have any Knowledge of or basis to expect, nor has it, or any other Person for whose conduct it is or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other communication that relates to (1) Hazardous Materials, (2) any alleged, actual, or potential violation of or failure to comply with any Environmental Law, or (3) any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Real Property, the Assets or any properties or assets (whether real, personal or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible have been transported, treated, stored, handled, transferred, disposed, recycled or received.
          (c) Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Real Property, the Assets or, to the Knowledge of Seller, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Real Property or any such other property or assets.
          (d) There are no Hazardous Materials present on or in the environment at the Real Property (except for any Hazardous Materials necessary to the operation of the Seller’s business as disclosed in Schedule 2.12, all of which Hazardous Materials have been stored and disposed of in accordance with all Environmental Laws) or, to the Knowledge of Seller, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent and deposited or located in land, water, sumps, or any other part of the Real Property or such adjoining property, or incorporated into any structure therein or thereon. No above or underground storage tanks are present on any portion of the Real Property.
          (e) There has been no release (as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. as amended (“CERCLA”) or, to the Knowledge of Seller, threat of release, of any Hazardous Materials at or from (i) the Real Property, (ii) any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Real Property, (iii) any other properties and assets (whether real, personal, or mixed) in which Seller (or any predecessor) have or had an interest, or (iv) to the Knowledge of Seller, any property geologically or hydrologically adjoining the Real Property or any such other properties or assets, whether by Seller or any other Person.
          (f) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or the release (as defined under CERCLA) thereof at, in, on or under the Assets or Real Property, or concerning compliance, by Seller or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.
     Section 2.13 Insurance. Schedule 2.13 sets forth a complete and accurate list of all insurance under which any of the assets or properties of Seller are covered or otherwise relating to the business of Seller, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates. Such policies are in full force and effect, and Seller has paid or accrued (to the extent not due and payable) all premiums due, and have otherwise performed in all material respects all of its obligations under, each such policy of insurance.
     Section 2.14 Contracts; No Defaults.
          (a) Schedule 2.14(a) lists all Seller Contracts.
          (b) Except as set forth in Schedule 2.14(b):
               (i) Each Seller Contract is valid and binding and in full force and effect;
               (ii) Each Seller and, to the Knowledge of the Seller, each other party to each Seller Contract is and has been, in material compliance with all applicable terms and requirements of each Seller Contract; and
               (iii) Seller has not given to, or received from, any other party to any Seller Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Seller Contract by Seller or any other party to such Seller Contract.
          (c) True and complete copies of each of the Seller Contracts have been delivered to Buyer.
     Section 2.15 Intellectual Property.
          (a) The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee) or used by Seller, including:
               (i) Seller’s name, all fictional business names, trade names, logos, slogans, trade dress, registered and unregistered trademarks, registered and unregistered service marks, and applications for any of the foregoing, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”);

               (ii) all patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and inventions and discoveries that may be patentable or unpatentable worldwide (collectively, “Patents”);
               (iii) all registered and unregistered copyrights in both published works and unpublished works, moral rights, and copyright applications (collectively, “Copyrights”);
               (iv) all rights in Internet web sites and domain names (collectively, “Internet Rights”);
               (v) all computer software used by Seller; and
               (vi) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, methodologies processes, technology, plans, drawings, and blueprints (collectively, “Trade Secrets”).
          (b) Schedule 2.15(b) contains a true and complete list of all of the Intellectual Property Assets referenced in clauses (i)-(v) of Section 2.15(a) above in each case listing, as applicable, (i) the title of the application or registration, (ii) the name of the applicant/registrant and current owner, (iii) the jurisdiction where the application/registration is located, (iv) the application or registration number, (v) filing date, and (vi) whether each such Intellectual Property Asset is owned or licensed.
          (c) Schedule 2.15(c) contains a true and complete list of the agreements and contracts under which Seller licenses Intellectual Property Assets (whether as a licensor or licensee). Seller has the right to use, without payment to a third party, each of the Intellectual Property Assets, other than any payment required under any agreement listed in Schedule 2.15(c).
          (d) None of the Intellectual Property Assets is infringed by any patent, proprietary right, trade name, trademark, service mark, copyright, domain name or other intellectual property right of any other Person or, to the Knowledge of Seller, has been challenged or threatened in any way. None of the Intellectual Property Assets infringes or interferes with or is alleged to infringe or interfere with any patent, trade name, trademark, service mark, copyright, domain name or other intellectual property right of any other Person, or misappropriates any trade secret or proprietary rights of any other Person.
          (e) All Patents, Marks and Copyrights that have been registered, and all Internet Rights, are in compliance with all formal Legal Requirements (including the payment of any required maintenance fees), and are valid and enforceable.
          (f) Seller owns, has a valid license to use or has the right validly to use all Intellectual Property Assets (including, without limitation, all “clickwrap” or “shrinkwrap” agreements contained in or pertaining to “off the shelf” software or terms of use or service for any website) necessary to carry on its business substantially as currently conducted and possess a sufficient number of software licenses to operate its business as currently conducted.
          (g) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.
     Section 2.16 Relationships with Related Persons. Except as set forth in Schedule 2.16, (i) no shareholder, member, director, officer or partner of Seller (any such individuals, a “Related Person”), or, to the Knowledge of Seller, any Affiliate or member of the immediate family of any Related Person, is or has been, involved in any business arrangement or relationship with Seller, other than employment arrangements entered into in the ordinary course of business, and (ii) no Related Person or, to the Knowledge of Seller, any Affiliate or member of the immediate family of any Related Person, owns or has owned, any property or right, tangible or intangible, used by Seller in the conduct of its business.
     Section 2.17 No Undisclosed Liabilities. Except as set forth in Schedule 2.17, Seller has no liabilities or obligations except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet and (ii) current liabilities incurred in the ordinary course of business of Seller since the Balance Sheet Date.
     Section 2.18 Absence of Certain Changes and Events. Since the Balance Sheet Date, (i) the Seller has conducted its business in the ordinary course of business, and (ii) except as set forth in Schedule 2.18, Seller has not:
          (a) granted any increase in the base compensation of, or paid any bonuses or other compensation to, any of its officers and employees outside the ordinary course of business;
          (b) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan outside of the ordinary course of business;
          (c) entered into, amended, terminated, or assigned (1) any Seller Contract having a value per contract, or involving payments by or to Seller, of at least $25,000 in the aggregate, or (2) any other material Seller Contract;
          (d) changed its capital structure, issued any partnership interests (or granted any option or right to purchase any partnership interests), or issued any security convertible into any partnership interests;
          (e) amended its certificate of limited partnership or the Seller Limited Partnership Agreement;
          (f) acquired inventory, assets or other properties outside of the ordinary course of business;
          (g) sold, leased, or otherwise disposed of any assets or properties other than (1) sales of inventory in the ordinary course of business, and (2) dispositions of obsolete equipment or unsaleable inventory in the ordinary course of business;
          (h) failed to spend funds for any budgeted capital expenditures, or made, or committed to make, any capital expenditures in excess of budgeted capital expenditures;
          (i) incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations (excluding any indebtedness incurred pursuant to that certain line of credit payable to Western National Bank, maturing on October 15, 2007, with a maximum balance of $6,000,000 (the “Western National Bank Line of Credit”) as in effect on the date hereof);
          (j) compromised or settled any material Proceeding;
          (k) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;
          (l) made any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;
          (m) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the Assets in excess of $25,000;
          (n) made any distribution to the Seller Partners;
          (o) made any material change in its accounting or tax methods; or
          (p) entered into any agreement, whether oral or written, to do any of the foregoing.
     Section 2.19 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet or the accounting records of Seller as of the Closing represent or will represent valid obligations for monies due for goods sold and delivered or services actually performed by Seller in the ordinary course of business. The respective reserves in respect of the Accounts Receivable, including allowances for bad debts, charity care and contractual adjustments, shown on the Balance Sheet or in the accounting records of Seller as of the Closing are or will be adequate and calculated consistent with past practice in accordance with GAAP and, in the case of the reserves in the accounting records of Seller as of the Closing, will not represent a lower percentage of the Accounts Receivable than the reserve reflected in the Balance Sheet. There is no contest, claim, defense or right of set-off relating to the amount or validity of any Accounts Receivable. There shall not be a material adverse change in the composition of Accounts Receivables, in terms of aging, as reflected in the accounting records of Seller as of the Closing as compared to Accounts Receivables as reflected on the Balance Sheet.
     Section 2.20 Compliance with Legal Requirements. Except as set forth in Schedule 2.20, Seller and the operation of the Facility is, and at all times, has been, in compliance in all material respects with all Legal Requirements that are or were applicable to the operation of its business or the ownership or use of any of the Assets. Neither Seller nor any of its officers, directors, agents or employees have committed a violation of federal or state laws regulating health care fraud and abuse, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Ethics in Patient Referrals Act of 1989 (commonly referred to as the Stark Law), 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. Seller is in compliance in all material respects with the administrative simplification provisions required under HIPAA, including the electronic data interchange regulations and the health care privacy and security regulations, as of the applicable effective dates for such requirements. Seller has timely filed all reports, data, and other information required to be filed with any Governmental Authority. Seller has not received any written notice or communication from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.
     Section 2.21 Governmental Authorizations. The Facility is duly licensed as a hospital pursuant to the applicable laws of the State of Texas. The pharmacies, laboratories, and all other ancillary departments operated by Seller of or for the benefit of the Facility which are required to be specially licensed are duly licensed by the State of Texas. Seller has all other Governmental Authorizations which are needed or required by applicable Legal Requirements for Seller to operate the business related to or affecting the Facility or any ancillary services related thereto (including, but not limited to, all such Governmental Authorizations required under Environmental Laws) in the manner that Seller currently operates such business, the ancillary services and the Facilities. Seller has delivered to Buyer an accurate list and summary description (which is attached hereto as Schedule 2.21) of all such Governmental Authorizations owned or held by Seller relating to the ownership, lease, development, or operation of the Facility or the Assets, all of which are now and as of the Closing shall be valid and in full force and effect. Seller is and has been in compliance in all material respects with the terms of each Governmental Authorizations, and Seller has not received any written notice or communication from any Governmental Entity or any other person regarding any actual, alleged or potential violation of any Governmental Authorizations. All licensure and accreditation surveys and deficiency reports related to the Facility operated by Seller are set forth on Schedule 2.21. Any violations or deficiencies set forth in any of the items on Schedule 2.21 have been corrected by Seller or, to the extent not corrected, the current status hereof is noted on Schedule 2.21. Except as set forth on Schedule 2.21, no certificate of need or exemption therefrom or any other approval based on community need is required for the operation of the Facility or to consummate the transactions contemplated hereby.
     Section 2.22 Medicare Participation/Accreditation.
          (a) The Facility is qualified for participation in the Medicare, Medicaid and CHAMPUS/TriCare programs, has a current and valid provider contract with such programs, is in material compliance with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for the Facility. Schedule 2.22 sets forth a list of all provider numbers for the Facility issued by Medicare, Medicaid, CHAMPUS/TriCare or any other governmental payor.
          (b) The Facility has never been accredited, or applied to be accredited, by the Joint Commission.
          (c) Seller’s billing practices with respect to the Facility to all third party payors, including the Medicare, Medicaid and CHAMPUS/TriCare programs and private insurance companies, have been in material compliance with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TriCare programs. Seller has not billed or received any payment or reimbursement from any such payors in excess of amounts allowed by applicable Legal Requirements. All payments which have been received by Seller from Medicare have been reimbursed under a hospital payment methodology, including inpatient and outpatient PPS reimbursement.
          (d) Neither Seller, nor any of Seller’s officers, directors, managing employees, or controlling shareholders are excluded from participation in the Medicare, Medicaid or CHAMPUS programs, and Seller has not received any written notice from the applicable Governmental Authority that any such exclusion is threatened. Except as set forth on Schedule 2.22, Seller has not received any written notice from any of the Medicare, Medicaid or CHAMPUS/TriCare programs, or any other third party payor programs of any pending or threatened investigations or surveys, and to the Knowledge of Seller, no such investigations or surveys are pending, threatened, or imminent.
          (e) Seller has registered with the Qnet Exchange as required by The Centers for Medicare and Medicaid Services (“CMS”) under its Hospital Quality Initiative Program (the “HQI Program”). To the Knowledge of Seller, Seller has submitted all quality data required under the HQI Program to CMS or its agent for all prior calendar quarters, except for any quarter for which the respective reporting deadlines have not yet expired. To the Knowledge of Seller, all such submissions of material quality data have been made in accordance with applicable reporting deadlines and in the form and manner required by CMS. Seller has not received notice of any reduction in reimbursement under the Medicare program, or for failure to qualify for the full market basket update, resulting from its failure to report quality data to CMS or its agent as required under the HQI Program. Seller has provided Buyer with the HQI Program “validation results” for all prior calendar quarters, except for any quarter for which the respective reporting deadlines have not yet expired.
     Section 2.23 Hill-Burton Care. The Facility has not received any loans, grants or loan guarantees pursuant to the Hill-Burton Act (42 U.S.C. § 291a, et seq.), the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Pharmacy and Resources Development Act, or the Community Mental Health Centers Act, as amended, or any other Legal Requirement or governmental program whatsoever and the transactions contemplated hereby will not result in any obligation on the part of the Buyer to repay any such loans, grants or loan guarantees or provide uncompensated care or any other obligation in consideration thereof.
     Section 2.24 Third Party Payor Cost Reports. Seller has duly filed all required cost reports. All such cost reports accurately reflect the material information required to be included thereon. Schedule 2.24 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, to the Knowledge of Seller proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Seller has not received any notice of any dispute with any governmental payor, any fiscal intermediary or any other party regarding any cost report which has not been resolved, and, to Seller’s Knowledge, there is no basis for any such dispute. Seller has established any necessary reserves in the Financial Statements to cover reasonable potential reimbursement obligations that Seller may have in respect of any such third party cost reports.
     Section 2.25 Medical Staff Matters. Seller has provided to Buyer with respect to the Facility (a) true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Facility, as well as a list of all current members of the medical staff and (b) true and correct copies of the blank forms generally used with respect to medical staff privilege and membership application or delineation of privilege. Except as set forth in Schedule 2.25, there are no adverse actions with respect to any medical staff members of the Facility or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed, and there are no pending or, to the Knowledge of Seller, threatened disputes with applicants, staff members, or health professional affiliates, and Seller knows of no basis for any such disputes, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

     Section 2.26 Experimental Procedures. Seller has not performed or permitted the performance of any experimental or research procedures or studies involving patients in the Facility not authorized and conducted in accordance with the procedures of the Institutional Review Board of the Facility.
     Section 2.27 Compliance Program. Seller has provided to Buyer a copy of its current compliance program materials, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Except as set forth on Schedule 2.27, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) to the Knowledge of Seller, has not been the subject of any government payer program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any unsealed qui tam/False Claims Act litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by Seller), and (f) to the Knowledge of Seller, has not received any written complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller has violated any Legal Requirements. Schedule 2.27 includes a description of each audit and investigation conducted by Seller pursuant to its compliance program. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.
     Section 2.28 Securities Law Matters.
          (a) Seller is acquiring the Buyer LP Units for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act (provided, that it is acknowledged that the Seller will distribute the Buyer LP Units to the Seller Partners immediately following the Closing in accordance with Section 6.15).
          (b) Seller confirms that Buyer has made available to Seller and its representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested, and all such information has been received.
     Section 2.29 Brokers or Finders. Except as set forth on Schedule 2.29, neither Seller nor any of its officers, directors, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Assets or the transactions contemplated hereby.
     Section 2.30 Insolvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) Seller will be able to pay its debts as they become due, (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) Seller will have assets (calculated at fair market value) that exceed its liabilities, and (d) taking into account all pending and threatened litigation, final judgments against

Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     Section 2.31 Disclosure. To the Knowledge of Seller, no representation or warranty or other statement made by Seller in this Agreement, the certificate to be delivered by Seller pursuant to Section 1.8(a)(xiii), and any other document or agreement delivered or to be delivered by Seller in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 3.1 Organization and Good Standing. Buyer is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. Buyer is qualified to do business as a foreign limited partnership in the State of Texas, and the ownership or use of the properties owned or used by it, and the nature of the activities conducted by it, do not require qualification in any other jurisdiction.
     Section 3.2 Authority, No Conflict.
          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each of the documents and instruments to be executed and delivered by Buyer at Closing pursuant to Section 1.8(b) (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by the general partner of Buyer. The Buyer LP Units to be issued and sold hereunder at Closing will be duly and validly authorized and issued, and will be issued free of any Encumbrances other than (i) restrictions on transfer under the Amended and Restated Buyer LP Agreement, (ii) the requirement under and in connection with the IASIS Credit Agreement that the holders of Buyer LP Units enter into a drag-along rights agreement in favor of the Administrative Agent (as defined in the IASIS Credit Agreement), and (iii) under applicable federal and state securities laws.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of Buyer’s certificate of limited partnership or the Buyer Limited

Partnership Agreement; (ii) any Legal Requirement to which the Buyer or its assets are subject; or (iii) any contract or agreement to which Buyer is a party or by which Buyer may be bound.
          (c) Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
     Section 3.3 Capitalization. The general partnership interests and limited partnership interests of Buyer are owned by the partners of Buyer as set forth on Schedule 3.3. Other than the Buyer Limited Partnership Agreement, there are no contracts or agreements relating to the issuance, sale, transfer or voting rights of the general partnership interests or limited partnership interests of Buyer. Buyer does not own, and has not entered into any agreement or contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
     Section 3.4 Financial Statements. Buyer has delivered to Seller copies of the following financial statements of Buyer, copies of which are attached hereto as Schedule 3.4: (i) the audited financial statements of Buyer as of September 30, 2006, 2005 and 2004, including the balance sheet and the related statement of operations, statement of changes in partners’ capital and statement of cash flow of Buyer as of and for the years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Buyer Audited Financial Statements”); and (ii) unaudited financial statements of Buyer as of March 31, 2007, including the balance sheet and the related statement of operations and statement of cash flow of Buyer as of and for the six (6) month period then ended (the “Buyer Unaudited Financial Statements”) (the Buyer Audited Financial Statements and the Buyer Unaudited Financial Statements, collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP consistently applied (except, in the case of the Buyer Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Buyer Audited Financial Statements) and normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be significant)). The Buyer Financial Statements fairly present the financial position of Buyer and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Buyer Financial Statements have been prepared in accordance with the books and records of Buyer.
     Section 3.5 No Material Adverse Change. Since September 30, 2006, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition of Buyer, and no event has occurred or circumstance exists that may result in such a material adverse change.
     Section 3.6 Sufficient Financial Resources. Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Cash Purchase Price in accordance with Section 1.5, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.
     Section 3.7 Brokers or Finders. Neither Buyer nor any of its officers, directors, employees or agents have incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

ARTICLE IV
PRE-CLOSING COVENANTS
     Section 4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its agents and representatives (collectively, the “Buyer Group”), reasonable access, during regular business hours, to the Seller’s properties, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller, (b) furnish to the Buyer Group copies of all such contracts, books and records, and other existing document and data that the Buyer Group may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as the Buyer Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer Group, with Buyer Group’s investigation of the properties, assets and financial condition of Seller. In connection therewith, Buyer will be permitted to review and inspect the condition and repair of the Tangible Personal Property and the Improvements located on the Real Property. In the event that Buyer is not satisfied, in its discretion, with the condition and repair of the Tangible Personal Property and/or the Improvements located on the Real Property, it may terminate this Agreement within 30 days following the date of this Agreement pursuant to Section 8.1(h). In addition, between the date of this Agreement and the Closing Date, Buyer will be provided access to Seller’s employees, suppliers and other Persons having business relations with Seller, at such times and in the manner mutually agreed to by Buyer and Seller.
     Section 4.2 Operation of the Business of Seller. Except as otherwise contemplated by this Agreement or agreed to in writing by Buyer, between the date of this Agreement and the Closing, Seller shall (i) conduct its business in the ordinary course of business and pay or satisfy all of its obligations and liabilities in the ordinary course of business, (ii) use reasonable best efforts to preserve intact the current business organization of Seller, keep available the services of the Seller’s officers, employees, and agents, and maintain Seller’s relations and good will with patients, landlords, suppliers, creditors, employees, agents and others having business relationships with Seller, and (iii) otherwise periodically report to Buyer concerning the status of the business, operations and finances of Seller. In addition, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, take any of the following actions:
          (a) grant any increase in the base compensation of, or pay any bonuses or other compensation to, any of the officers and employees of Seller outside the ordinary course of business;
          (b) adopt, amend or increase the payments or benefits under, any Employee Benefit Plan outside of the ordinary course of business;
          (c) enter into, amend, terminate, renew or assign (1) any Seller Contract having a value per contract, or involving payments by or to Seller, of at least $25,000 in the aggregate, (2) any real property or personal property lease; or (3) any other material Seller Contract;
          (d) change its capital structure, issue any partnership interests (or grant any option or right to purchase any partnership interests), or issue any security convertible into any partnership interests;
          (e) amend its certificate of limited partnership or the Seller Limited Partnership

Agreement;
          (f) acquire inventory, assets or other properties outside of the ordinary course of business;
          (g) sell, lease or otherwise dispose of, or permit any Encumbrance upon, any assets or properties of Seller other than (1) sales of inventory in the ordinary course of business, and (2) dispositions of obsolete equipment or unsaleable inventory in the ordinary course of business;
          (h) make any capital expenditures (except for routine maintenance);
          (i) incur, assume or guaranty any indebtedness for borrowed money or capitalized lease obligations (excluding any indebtedness incurred pursuant to the Western National Bank Line of Credit as in effect on the date hereof);
          (j) cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;
          (k) compromise or settle any material Proceeding;
          (l) make any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;
          (m) make any distribution to the Seller Partners;
          (n) make any material change in its accounting or tax methods; or
          (o) enter into any agreement, whether oral or written, to do any of the foregoing.
     Section 4.3 Required Approvals.
          (a) As promptly as practicable after the date of this Agreement, Seller shall use its reasonable best efforts to (i) obtain all consents required in connection with the transactions contemplated hereby as set forth in Schedule 2.2(c) and (ii) obtain the consent required to assign to Buyer the Enterprise Zone Tax Abatement Agreement, dated and effective May 1, 2002, between Ector County and Seller.
          (b) As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Seller also shall cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make, or pursuant to Legal Requirements is required to make, in connection with the transactions contemplated hereby. In furtherance thereof, Seller shall cooperate with Buyer and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as promptly as practicable following the date of this Agreement (but in no event later than five (5) business days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Seller shall bear its own costs for filing and other fees payable to Governmental Authorities (provided that Buyer will be responsible for the filing fee under the HSR Act as set forth below).
          (c) As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall fully cooperate with Seller with respect to all filings Seller is required by Legal Requirements to make. In furtherance thereof, Buyer shall cooperate with Seller and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as promptly as practicable following the date of this Agreement (but in no event later than five (5) business days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Buyer shall bear its own costs for filing and other fees payable to Governmental Authorities and shall pay the filing fee under the HSR Act.
     Section 4.4 Notification. Between the date of this Agreement and the Closing Date, Buyer or the Seller, as the case may be, shall promptly notify the other party in writing if such party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a party, such party shall promptly deliver to the other party a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, Buyer or Seller, as the case may be, shall promptly notify the other party of the occurrence of any breach of any covenant by such party in this Article IV or of the occurrence of any event that may make the satisfaction of any conditions in Article V impossible or unlikely. No disclosure pursuant to this Section 4.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
     Section 4.5 No Negotiation. Until such time as this Agreement is terminated pursuant to Article VIII, Seller shall not, and Seller shall cause its directors, employees, representatives and agents not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any merger, consolidation, business combination or similar transaction involving Seller, or the sale of the business or assets of Seller, or the sale of any capital stock or any equity interest of Seller. Seller shall notify Buyer of any such inquiry or proposal and the terms thereof within twenty-four (24) hours of receipt or awareness.
     Section 4.6 Title Commitment; Surveys.
          (a) Within fifteen (15) days after the date of this Agreement, Buyer may obtain, at its expense, for each parcel of Owned Real Property, a Title Commitment, which shall (i) be for a Title Policy in an amount equal to such amount as the Buyer reasonably determines to be the fair market value of each such parcel, naming Buyer as insured and committing to insure good and marketable fee simple title to such Real Property in Buyer’s name, and (ii) include the Title Company’s requirements for issuing the Title Policy, which requirements must be met by Seller on or before the Closing Date. The Title Policy will (i) provide for extended coverage deleting the standard and general printed exceptions, with any matters covered by the so-called standard printed “survey exception” to be specifically referenced to as being shown by the Surveys, (ii) will provide for the issuance of a Mortgage Title Policy (if requested by Buyer), and (iii) contain such endorsements as Buyer or any lenders of Buyer shall require.
          (b) Within fifteen (15) days after the date of this Agreement, Buyer may obtain, at its expense, Surveys for each parcel of Owned Real Property.
          (c) If any of the following occur (each, an “Objection”):
               (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;
               (ii) any title exception is disclosed in Schedule B to any Title Commitment that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Owned Real Property described therein, including any exceptions pertaining to Encumbrances securing any loans that do not constitute an Assumed Liability but excluding any exceptions that Seller certifies in writing that Seller will cause to be deleted from the Title Commitment on or prior to the Closing; or
               (iii) any Survey discloses any matter which Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Owned Real Property described therein;
then, Buyer shall notify Seller in writing of any such Objections within fifteen (15) days after the later of Buyer’s receipt of (x) the Title Commitment and (y) the Surveys (the “Title Review Date”). In the event that the Title Company amends or updates the Title Commitment after the Title Review Date (each, a “Title Commitment Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Commitment Update within ten (10) days after its receipt of such Title Commitment Update (each, a “Title Update Review Period”). Except as otherwise set forth herein, if Buyer fails to notify Seller in writing of any Objections in the Title Commitment or Surveys prior to the Title Review Date, or to any matter first disclosed in a Title Commitment Update prior to the end of the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be Permitted Real Property Encumbrances as set forth in Section 4.6(e) below.
          (d) If Seller receives a timely Objection in accordance with Section 4.6(c), Seller shall use commercially reasonable efforts to cure each Objection and take all steps required by the Title Company to eliminate each Objection as an exception to the Title Commitment. Notwithstanding anything contained herein to the contrary, Seller shall in any event be obligated to cure any matters, whether or not the Buyer identifies the same as an Objection, (i) that are mortgage or deed of trust liens or security interests against the Owned Real Property other than taxes and assessments not yet due, or (ii) that have been placed against the Owned Real Property after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof, and, except as otherwise agreed to in writing by Buyer, such matters will not be deemed to be Permitted Real Property Encumbrances.
          (e) At the Closing, Seller shall convey title to the Owned Real Property subject to no exceptions other than (collectively, the “Permitted Real Property Encumbrances”):
               (i) Matters created by or with the written consent of Buyer;
               (ii) Liens for real estate taxes and assessments not yet due; and
               (iii) Any exceptions disclosed by the Title Commitment and any Title Commitment Update which is approved or deemed approved by Buyer in accordance with this Section 4.6.
     Section 4.7 Insurance Ratings. From the date of this Agreement until the Closing Date, Seller shall take all actions reasonably requested by Buyer to enable Buyer, at Buyer’s expense, to succeed to the Workers’ Compensation and Unemployment Insurance ratings of Seller and the business of Seller for insurance purposes; provided that Seller make no representation or warranty that Buyer will be successful in such succession. Buyer shall not be obligated to succeed to any such rating, except as it may elect to do so.
     Section 4.8 Pre-Closing Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within 20 days after the end of each month a copy of the unaudited monthly financial statements of Seller as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with Seller’s Accounting Practices and Procedures.
     Section 4.9 Related Party Receivables. At or prior to the Closing, Seller shall cause all amounts payable by Seller to AMG, or by AMG to Seller, to be paid, and all intercompany accounts between Seller and AMG to be paid, cancelled or eliminated.
     Section 4.10 Confidential Information Statement/Private Placement Memorandum. In connection with the investment decision to acquire Buyer LP Units by Seller Partners in connection with the distribution contemplated by Section 6.15 and the Seller Partners’ determination whether to approve the transactions contemplated hereby, Buyer and Seller will cooperate to complete and cause a confidential information statement/private placement memorandum (the “CIS/PPM”) to be distributed to all of the Seller Partners as promptly as practicable following the date of this Agreement (but in no event later than five (5) business days after the date hereof). It is anticipated that the CIS/PPM will be delivered to the Seller Partners approximately two weeks prior to the time by which the Seller Partners will be required to make a determination whether to approve the transactions contemplated hereby in accordance with the organizational documents of Seller.
     Section 4.11 Reasonable Best Efforts. Each party shall use its reasonable best efforts to cause all of the conditions precedent to Buyer’s and Seller’s obligations set forth in Article V to be satisfied, to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions.
     Section 4.12 Payment of Accrued Vacation and Sick Leave. At the Closing, Seller will pay all accrued vacation and sick leave payable to all of the employees of Seller through the Closing.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer):
          (a) Representations and Warranties. (i) Each of the representations and warranties of Seller in Article II of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Schedules, and (ii) each of the representations and warranties of Seller in Article II of the Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing as if made on the day of Closing, without giving effect to any supplement to the Schedules.
          (b) Covenants. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Single Hospital License and Governmental Provider Numbers. Buyer must have obtained documentation or other evidence satisfactory to Buyer in its reasonable discretion that (i) the Joint Commission accreditation of Odessa Regional Hospital will be extended to the Facility and Odessa Regional Hospital and the Facility will be permitted to operate as a single accredited entity, (ii) the Facility and Odessa Regional Hospital will be permitted to operate under a single hospital license effective as of the Closing, (iii) the Facility and Odessa Regional Hospital will be permitted to operate under single Governmental Provider Numbers, and (iv) all Governmental Provider Numbers of Seller have been terminated effective as of the Closing.
          (d) Governmental Approvals. All necessary regulatory approvals for the transactions contemplated by this Agreement, and all Governmental Authorizations (or satisfactory assurance from the applicable Governmental Authorities that such Governmental Authorization will be issued promptly following the Closing Date and be effective as of the Closing Date) as are necessary or desirable to allow Buyer to own the Assets and to allow the continued operation of the business of Seller acquired by Buyer following the Closing, must have been obtained.
          (e) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
          (f) Title Insurance; Surveys.
               (i) The Title Company must have issued and delivered to Buyer (or shall irrevocably committed to issue and deliver to Buyer by a currently effective, duly “marked-up” Title Commitment or a pro forma policy acceptable to Buyer) the Title Policy and the Mortgage Title Policy, if applicable, as contemplated pursuant to Section 4.6 hereof.
               (ii) Buyer shall have received the Surveys, which must be certified to the Buyer and the Title Company and, if requested by Buyer, to any mortgagee, and must show no matters materially affecting the use or value of the Owned Real Property or rendering title thereto unmarketable.
          (g) Phase I Environmental Site Assessment Report. Buyer must have received a

Phase I Environmental Site Assessment Report with respect to the Owned Real Property (which report must cover mold, asbestos, radon and lead-based paint as well as environmental matters customarily addressed in a Phase I Environmental Site Assessment Report), which report must be acceptable to Buyer in its sole discretion.
          (h) Encumbrances. All Encumbrances (other than Permitted Real Property Encumbrances) on the Assets must have been released at or prior to the Closing.
          (i) Due Diligence Review. Buyer must be reasonably satisfied with the results of its due diligence investigation with respect to the business, operations, affairs, properties, assets, liabilities and condition of Seller.
          (j) Seller Consents. All consents, waivers, and estoppels of third parties specified on Annex D shall have been obtained and shall be in form and substance reasonably satisfactory to Buyer.
          (k) No Material Adverse Effect. There must not have been any material adverse change in the business, operations, prospects, assets, results of operations or condition of Seller since the date of this Agreement.
          (l) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against Seller or Buyer which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seeks material damages in connection with the transactions contemplated hereby.
          (m) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
          (n) IASIS Credit Agreement. All required consents, approvals and/or waivers under the IASIS Credit Agreement shall have been obtained.
          (o) Non-Accredited Investors. There must be no more than 35 persons who are not “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission) among the Seller Partners and stockholders of the General Partner.
          (p) Approval of Seller Partners. The Seller Partners must have approved the transactions contemplated hereby (including the distribution of the Buyer LP Units to the Seller Partners pursuant to Section 6.15) in accordance with the organizational documents of Seller and applicable Legal Requirements.
          (q) Closing Deliveries. Seller must have caused the documents and instruments required by Section 1.8(a), and an opinion of counsel to Seller in substantially the form of Exhibit I,

to be delivered (or tendered subject only to Closing) to Buyer.
     Section 5.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Seller):
          (a) Representations and Warranties. (i) Each of the representations and warranties of Buyer in Article III of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Schedules, and (ii) each of the representations and warranties of Buyer in Article III of the Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing as if made on the day of Closing, without giving effect to any supplement to the Schedules.
          (b) Covenants. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained by Buyer when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.
          (d) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
          (e) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceeding or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against Seller or Buyer which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seeks material damages in connection with the transactions contemplated hereby.
          (f) Opinion of Counsel to Buyer. Seller shall have received an opinion from counsel to Buyer dated as of the Closing Date and addressed to Seller, in form and substance satisfactory to counsel for Seller, covering the matters set forth in Exhibit J hereto.
          (g) Approval of Seller Partners. The Seller Partners must have approved the transactions contemplated hereby in accordance (including the distribution of the Buyer LP Units to the Seller Partners pursuant to Section 6.15) with the organizational documents of Seller and applicable Legal Requirements.
          (h) Closing Deliveries. Buyer must have paid the Consideration required to be paid at Closing and delivered the documents and instruments required by Section 1.8(b).

ARTICLE VI
ADDITIONAL COVENANTS
     Section 6.1 Employees and Employee Benefits.
          (a) At the Effective Time, Seller shall terminate all of its employees (the “Available Employees”), and Buyer shall offer employment to all active employees in good standing commencing as of the Effective Time; provided, however, that (i) any offer of employment made by Buyer pursuant to this Section 6.1(a) will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at anytime for any reason (subject to any written commitments to the contrary made by Buyer or any such employee). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer after the Closing to terminate, reassign, promote or demote any of the Available Employees hired by Buyer, or to change (adversely or favorably) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Available Employees.
          (b) Seller will be responsible for (i) the payment of all wages and other remuneration due to its employees with respect to their services as employees of Seller through the Effective Time (excluding liability under severance agreements expressly assumed by Buyer pursuant to the terms set forth herein); and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, or any other Legal Requirement, with respect to any Available Employees who are not hired by Buyer or other former or current employees of Seller. Seller will be liable for any claims made or incurred by its employees and their beneficiaries under the Employee Benefit Plans, and Buyer will not have any responsibility, liability or obligation, to such employees, their beneficiaries or any other Person with respect to any Employee Benefit Plan (except as set forth in Section 1.3(c)). Seller shall make or cause to be made on behalf of all the employees of Seller all contributions due to be made under each Employee Benefit Plan for all periods prior to the Effective Time. Additionally, Seller, at its sole cost and expense, shall take such actions as are necessary to make, or cause each Employee Benefit Plan to make, appropriate distributions to all the employees of Seller in accordance with such Employee Benefit Plan and applicable legal requirements. Buyer will provide credit, for eligibility and vesting purposes under the 401(k) plan of Buyer or its affiliates, for the period of prior service with Seller of all Available Employees hired by Buyer.
          (c) Nothing in this Section 6.1 will be deemed to create or grant any employees of Seller or other third parties third party beneficiary rights or claims of any nature.
     Section 6.2 Payment of Taxes Resulting From Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.
     Section 6.3 Payment of Other Excluded Liabilities. Following the Closing, in addition to payment of Taxes pursuant to Section 6.2, Seller shall pay, or make adequate provision for the payment, in full of all other Excluded Liabilities. If any such Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business of the Seller previously conducted using the Assets, Buyer may at any time after the Closing Date elect to make all such payments directly (but shall have no obligation to do so) and will be promptly reimbursed by Seller for such payments. Buyer will receive full credit under this Agreement for all payments so made.
     Section 6.4 Restrictive Covenants.
          (a) In consideration of the Purchase Price to be received under this Agreement, Seller agrees that, for a period of three years after the Closing Date (the “Restrictive Covenant Period”), Seller shall not, directly or indirectly, do any of the following:
     (i) engage in, or invest in, own, lease, manage, operate, control, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, any person engaged in or planning to become engaged in, any Competing Business within the Restricted Area; or
     (ii) without the prior written consent of Buyer, hire or attempt to hire, retain, induce or attempt to induce any employee of Seller hired by Buyer to leave the employ of Buyer or its Affiliates, or in any way interfere with the relationship between Buyer or its Affiliates and any such employees, or solicit, offer employment to, or otherwise engage as an employee, independent contractor, or otherwise, any such employees.
          (b) For purposes hereof, (i) “Competing Business” shall mean the ownership, leasing, management, operation or control of any acute care hospital, specialty hospital, comprehensive rehabilitation facility, rehabilitation agency, diagnostic imaging center, outpatient diagnostic catheterization facility, inpatient or outpatient psychiatric or substance abuse facility, ambulatory or other type of surgery center, nursing home, skilled nursing facility, assisted living facility or home health agency, and (ii) “Restricted Area” shall mean the area within a 100 mile radius of the city limits of Odessa, Texas.
          (c) Seller acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Assets and to prevent any unfair advantage being conferred on Seller. If any of the covenants set forth in this Section 6.4 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.
          (d) In the event of a breach by Seller of any covenant set forth in Section 6.4(a) of this Agreement, the Restrictive Covenant Period will be extended by the period of the duration of such breach.
          (e) Seller acknowledges that a breach by Seller of any of the covenants set forth in Section 6.4(a) of this Agreement cannot be reasonably or adequately compensated in damages in an action at law, and that Buyer will be entitled to, among other remedies, and without posting any bond or other undertaking, injunctive relief, which may include, but will not be limited to: (i) restraining Seller from engaging in any action that would constitute or cause a breach or violation of Section 6.4(a), (ii) obtaining specific performance to compel Seller to perform its obligations and covenants hereunder, and (iii) obtaining damages available either at law or in equity.
     Section 6.5 Public Announcements. No party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of the other party, except for information and filings reasonably necessary to be directed to Government Authorities to fully and lawfully effect the transactions herein contemplated or required in connection with securities and/or other laws. Except as otherwise agreed to by Buyer and Seller or required by Legal Requirements, prior to the Closing, each party and its representatives and agents will keep this Agreement and any information about the transactions contemplated hereby strictly confidential and shall not make any disclosure of this Agreement to any other Person. Seller and Buyer will consult with each other concerning the means by which the Seller’s employees, patients, physicians, suppliers and others having dealings with the Seller will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communications.
     Section 6.6 Confidentiality.
          (a) Buyer and Seller shall maintain in confidence, and shall cause their respective representatives to maintain in confidence, and not use to the detriment of the other party, any written, oral, or other proprietary or confidential information related to the other party obtained in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), except to the extent that the disclosure of such information (i) is necessary or appropriate in making any filing or obtaining any consent required for the consummation of the transactions contemplated hereby, (ii) is required pursuant to applicable Legal Requirements (subject to Section 6.6(c) below), or (iii) is made to the receiving party’s representatives who need to know such information for the purpose of evaluating the transactions contemplated hereby.
          (b) Notwithstanding the foregoing, Confidential Information will not include information that (i) was or becomes generally available to the public other than as a result of disclosure by the receiving party or its representatives or (ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the other party or its advisers, provided that such source was not known by the receiving party to be bound by any agreement with the other party to keep such information confidential, or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation.
          (c) In the event that a party is required by applicable Legal Requirements to disclose any Confidential Information pursuant to clause (ii) of Section 6.6(a) above, it shall provide the other party with prompt written notice of such request or requirement so that the other party may seek an appropriate protective order. If, failing the entry of a protective order, a receiving party is, in the written opinion of its counsel, compelled to disclose Confidential Information, it may disclose that portion of Confidential Information that its counsel advises that is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed; provided, however, that, prior to any such disclosure, it will consult with the other party with respect to the nature and wording of the disclosure. In any event, neither party will oppose action by the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.
          (d) Notwithstanding anything contained herein to the contrary, effective as of the

Closing, all Confidential Information of Seller included in the Assets or otherwise related to the business of the Seller will be deemed to be “Confidential Information” of Buyer and will be subject to the protections set forth therein for the benefit of Buyer.
     Section 6.7 Customers and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those relationships of Seller relating to the business of Seller, including relationships with patients, physicians, suppliers, landlords, creditors, lessors and employees.
     Section 6.8 Cost Reports. Buyer shall, at its expense, cause to be prepared on behalf of Seller all terminating and other cost reports required by law to be filed under Medicare and Medicaid for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein, based on information provided by Seller to Buyer as set forth below (the “Seller Cost Reports”). Notwithstanding the foregoing, Seller will review, be responsible for, execute and timely file the Seller Cost Reports, and will be fully responsible for all liabilities relating to the Seller Cost Reports and for the accuracy of all information set forth therein; provided, however, that Buyer shall have the right to review and approve, in its reasonable discretion, the Seller Cost Reports prior to filing. Seller shall provide Buyer or its designee all records and data necessary for completion of the Seller Cost Reports. Buyer shall forward to Seller any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to the Seller Cost Reports within ten (10) business days after receipt by the Buyer and shall forward to Seller any demand for payments within three (3) business days after receipt by the Buyer. Seller shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports.
     Section 6.9 Misdirected Payments, Etc. Buyer and the Seller covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller or the Facility resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Facility must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Closing Date and the Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Closing Date. In the event that, following Closing, the Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to the Seller, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall immediately upon written demand from the Buyer pay to the Buyer the amounts so billed or offset.
     Section 6.10 Insurance Matters. On or prior to Closing, Seller shall provide evidence to Buyer of a minimum of five (5) years of reporting endorsement (extended reporting or “Tail”) coverage (“Tail Coverage”) for professional liability insurance on events that may have occurred prior to Closing, but are not reported until after the Closing. The amount of insurance for the Tail Coverage for professional liability insurance will be no less than $1,000,000 per claim and $3,000,000 in the aggregate for claims made after the Closing for the Primary Professional Liability limit of insurance coverage. On or prior to Closing, Seller shall also provide evidence to Buyer of

Tail Coverage for Excess Professional Liability coverage with a limit no less than $10,000,000 per claim and $10,000,000 in the aggregate for a period of not less than five (5) years. On or prior to Closing, Seller shall also provide Tail Coverage on any other “claims made” coverages with respect to Seller’s insurance policies for a period of no less than five (5) years. “Claims made” coverages may include, but are not limited to, Directors’ & Officers’ Liability, Employment Practices Liability, and Environmental Liability. Seller shall name Buyer as an additional insured on all Tail Coverage obtained by Seller pursuant to this Section 6.10. At the Closing, Buyer shall reimburse Seller for all premiums paid by Seller relating to the Tail Coverage required to be obtained by Seller pursuant to this Section 6.10 (except to the extent that such premiums exceed $725,000, in which case Seller will be responsible for any such excess).
     Section 6.11 Audited Statements Cooperation. Seller shall cooperate with Buyer in Buyer’s efforts to obtain the consent of Condley and Company, L.L.P. as may be required in order for Buyer to include Seller’s audited financial statements in any registration statement or filing under the Exchange Act or Securities Act.
     Section 6.12 Retention and Access to Books and Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record retention policies and practices the books and records included in the Assets. Subject to all Legal Requirements governing the privacy and confidentiality of individually identifiable health information, and upon Buyer’s receipt of any required consents and authorizations, Buyer also shall provide Seller and its representatives, at Seller’s sole cost and expense, reasonable access thereto, during normal business hours and on at prior written notice, for any reasonable purpose specified in such notice. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to Excluded Records during normal business hours and on prior written notice, for any reasonable business purpose specified by Buyer in such notice. Any access to the Facility, its records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer. Neither Buyer (with respect to books and records included in the Assets) nor Seller (with respect to Excluded Records) shall destroy any such books and records prior to the applicable statute of limitations period without providing prior written notice to the other party.
     Section 6.13 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. Seller shall make available to Buyer the records of individual wages of all employees, as well as copies of state unemployment Tax returns, to the extent necessary for Buyer to verify future unemployment Tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs. Buyer shall, at its expense, on behalf of Seller, cause to be prepared all Tax Returns of Seller for its fiscal year ending December 31, 2007 (including terminating Forms W-2 and Forms 1099 with respect to periods through and including the Closing Date), based on information provided by Seller to Buyer as set forth below (the “Post-Closing Seller Tax Returns”). Notwithstanding the foregoing, Seller will review, be responsible for, execute and timely file the Post-Closing Seller Tax Returns, and will be fully responsible for all liabilities relating to the Post-Closing Seller Tax Returns and for the accuracy of all information set forth therein; provided, however, that Buyer shall have the right to review and approve, in its reasonable discretion, the Post-Closing Seller Tax Returns prior to filing. Seller shall provide Buyer or its designee all records and data necessary for completion of the Post-Closing Seller Tax Returns.
     Section 6.14 Litigation Cooperation. Each party shall cooperate with the other party, at the requesting party’s expense (but including only out-of-pocket expenses to third parties, photocopying and delivery costs and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any Proceedings, Tax or cost report audits or disputes involving any of the parties hereto (other than in connection with disputes between the parties hereto).
     Section 6.15 Distribution of Buyer LP Units.
          (a) Prior to the Closing, it is contemplated that Buyer will effect a 6-1 split of the Buyer LP Units (or such other split as determined by Buyer prior to Closing) (the “Buyer Unit Split”). Immediately following the Closing, the Buyer LP Units issuable to the Seller at Closing pursuant to Section 1.5(b)(iii)(B) will be distributed by Seller to the Seller Partners, and by the General Partner to its stockholders, in accordance with the organizational documents of Seller and the General Partner and applicable Legal Requirements, subject to the terms of this Section 6.15.
          (b) Notwithstanding anything contained herein to the contrary, if Buyer (i) determines, in connection with its review of the Subscription Document Packages or otherwise, that any Seller Partner or any stockholder of the General Partner (x) would or may be prohibited from acquiring Buyer LP Units under applicable federal, state or other healthcare legal requirements, or (y) otherwise determines that any Seller Partner or any stockholder of the General Partner would be disruptive to the business and affairs of the Buyer (any such persons, the “Non-Qualified Seller Partners”), then (A) Buyer will pay cash to Seller in lieu of Buyer LP Units in an amount equal to the value (based on the Buyer LP Unit Value) of the Buyer LP Units otherwise issuable to the Non-Qualified Seller Partners (such cash, the “Non-Qualified Seller Partner Cash Amount”), (B) Seller and/or the General Partner will distribute to the Non-Qualified Seller Partners the Non-Qualified Seller Partner Cash Amount in accordance with the organizational documents of Seller and General Partner in lieu of distributing to the Non-Qualified Seller Partners the Buyer LP Units otherwise issuable to them, and (C) Seller and the General Partner will in no event distribute any Buyer LP Units to the Non-Qualified Seller Partners. Buyer will provide written notice to Seller prior to Closing of any Seller Partners determined to be Non-Qualified Seller Partners.
          (c) Prior to the date of this Agreement, Seller has provided Buyer written notice regarding the Seller Partners and the stockholders of the General Partner who will be distributed Buyer LP Units immediately following the Closing as set forth above and the number of Buyer LP Units to be distributed to such persons in accordance with the organizational documents of Seller and General Partner (taking into account the Buyer Unit Split, and subject to any determination by Buyer that any such persons are Non-Qualified Seller Partners). Seller and the General Partner will only be permitted to distribute whole Buyer LP Units to the Seller Partners and stockholders of the General Partner, as applicable, and will not be permitted to distribute any fractional Buyer LP Units. To the extent that any fractional Buyer LP Units would otherwise be issuable to Seller Partners and stockholders of the General Partner as set forth above (after giving effect to the Buyer Unit Split), Buyer will pay cash to Seller in lieu of such fractional Buyer LP Units (the “Fractional Unit Cash Amount; the Fractional Unit Cash Amount and the Non-Qualified Seller Partner Cash Amount, collectively, the “Residual Cash Amount”), and such cash will be distributed to such Seller Partners and stockholders of the General Partner in lieu of the fractional Buyer LP Units in accordance with the organizational documents of Seller and the General Partner; provided, however, that any such Seller Partner or stockholder of the General Partner (excluding any Non-Qualified Seller Partner) may elect, lieu of receiving the fractional Buyer LP Unit otherwise issuable to such Seller Partner or stockholder as set forth above, to receive a whole Buyer LP Unit in lieu of such fractional Buyer LP Unit by delivering to Buyer, on or prior to Closing, (1) a check for the balance of such Buyer LP Unit (based on the Buyer LP Unit Value), and (2) a completed Subscription Document Package in accordance with Section 1.8(a)(vi).
          (d) Following the Closing, Buyer shall deliver to each of the Seller Partners or stockholders of the General Partner who are issued Buyer LP Units in connection with the consummation of the transactions contemplated hereby documentation confirming the number of Buyer LP Units issued to such Seller Partner or stockholder of the General Partner in connection with the transactions contemplated hereby.
          (e) Notwithstanding anything contained herein to the contrary, in the event that Seller has not delivered to Buyer a completed Subscription Document Package on or prior to Closing in accordance with Section 1.8(a)(vi) with respect to any Seller Partner or stockholder of the General Partner who would otherwise be issued Buyer LP Units immediately following the Closing in accordance with this Section 6.15, then Seller shall not distribute any Buyer LP Units to any such Seller Partner or stockholder of the General Partner until such time that such completed Subscription Document Package has been delivered to Buyer and Buyer has delivered written notice to Seller that Buyer has accepted the subscription of such Seller Partner or stockholder of the General Partner.
     Section 6.16 Guaranty by General Partner. Subject to the terms and conditions of this Agreement, the General Partner will cause Seller to perform all of its obligations under this Agreement. Subject to the terms and conditions hereof, the General Partner waives (i) any and all defenses specifically available to a guarantor (other than non-performance of Buyer’s obligations hereunder and other than performance in full by Seller), and (ii) any notices, including, without limitation, any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement.
     Section 6.17 Termination of Governmental Authorizations. As soon as practicable after the Closing, Seller shall use its best efforts to cause all Governmental Authorizations related to the Facility which are not assigned to Buyer, or terminated effective as of the Closing pursuant to Section 5.1(c) hereunder, to be terminated.
     Section 6.18 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     Section 6.19 Minimum Cash Amount. Notwithstanding anything contained herein to the contrary, Seller shall retain at Closing, and shall not distribute to the Seller Partners except as set forth below, at least $250,000 in cash (the “Minimum Cash Amount”). The Minimum Cash Amount shall be used by Seller to pay professional fees and expenses and other fees and expenses incurred by Seller in the ordinary course of business following the Closing (including any amounts payable to Purchaser hereunder). Seller shall hold the Minimum Cash Amount (as reduced to pay fees and expenses as set forth above) for a minimum of two years following the Closing, and Seller shall not dissolve prior to the end of such two-year period.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Section 1.8, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 7.6. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.
     Section 7.2 Indemnification and Reimbursement By Seller. Seller shall indemnify and hold harmless Buyer, and its partners, directors, stockholders, employees, representatives and agents (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Seller in this Agreement, the certificate delivered by Seller pursuant to Section 1.8(a)(xiii), or any other certificate or document delivered by Seller at Closing pursuant to this Agreement;
          (b) any nonfulfillment or breach of any covenant or agreement contained in this Agreement to be performed or complied with by Seller;
          (c) the Seller Cost Reports referenced in Section 6.8;
          (d) the Post-Closing Seller Tax Returns referenced in Section 6.13;
          (e) any other Excluded Liabilities; and
          (f) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Seller (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
     Section 7.3 Indemnification and Reimbursement by Buyer. Buyer shall indemnify and hold harmless Seller, the Seller Partners, the officers and directors of the General Partner, and the employees, representatives and agents of the Seller (collectively, the “Seller Indemnified Persons”) and shall reimburse the Seller Indemnified Persons for any Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Buyer in this Agreement, the certificate delivered by Buyer pursuant to Section 1.8(b)(ix), or any certificate or document delivered by Buyer at Closing pursuant to this Agreement;
          (b) any breach of any covenant or obligation of Buyer in this Agreement or in any other document delivered by Buyer at Closing pursuant to this Agreement;
          (c) any Assumed Liabilities; and
          (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
     Section 7.4 Limitations on Indemnification by Seller. Notwithstanding anything contained herein to the contrary, the obligation of Seller to indemnify the Buyer Indemnified Persons pursuant to Section 7.2 is subject to the following limitations and qualifications:
          (a) Seller will have no indemnification liability under Section 7.2(a) until the total amount of Damages incurred by the Buyer Indemnified Persons hereunder exceeds $150,000 (the “Threshold”), in which case Seller will be responsible for the full amount of the Damages.
          (b) The maximum indemnification liability of Seller under Section 7.2(a) will be $25,000,000 (the “Cap”).
          (c) Nothing contained herein (including Section 7.4(a) and 7.4(b)) shall limit or restrict any Buyer Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any intentional misstatement, fraudulent misrepresentation or deceit.
          (d) In the event that the Buyer Indemnified Persons have any indemnification claim hereunder, Buyer will be required to make a claim against any escrowed funds held at such time under the Escrow Agreement (up to the amount of such escrowed funds) prior to exercising any other indemnification remedies hereunder.
     Section 7.5 Limitations on Indemnification by Buyer. Notwithstanding anything contained herein to the contrary, the obligation of Buyer to indemnify the Seller Indemnified Persons pursuant to Section 7.3 is subject to the following limitations and qualifications:
          (a) Buyer will have no indemnification liability under Section 7.3(a) until the total amount of Damages incurred by the Seller Indemnified Persons hereunder exceeds the Threshold, in which case Buyer will be responsible for the full amount of the Damages.
          (b) The maximum indemnification liability of Buyer under Section 7.3(a) will be the Cap.
          (c) Nothing contained herein (including Section 7.5(a) and 7.5(b)) shall limit or restrict any Seller Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon intentional misstatement, fraudulent misrepresentation or deceit.
     Section 7.6 Time Limitations.
          (a) Seller will have no indemnification liability for the breach of any representation or warranty set forth in Article II, unless on or before the third anniversary of the

Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that any claim with respect to Sections 2.8 (Taxes), 2.10 (Employee Benefits), 2.12 (Environmental Matters), 2.20 (Compliance with Legal Requirements), 2.21 (Governmental Authorizations), 2.22 (Medicare Participation/Accreditation) or 2.24 (Third Party Payor Cost Reports), or a claim for indemnification or reimbursement not based upon any representation or warranty made by Seller under Article II, may be made by Buyer at any time prior to thirty days following the expiration of the applicable statute of limitations period.
          (b) Buyer will have no indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the third anniversary of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; provided, however, that any claim for indemnification or reimbursement not based upon any representation or warranty made by Buyer under Article III may be made by Seller at any time prior to thirty days following the expiration of the applicable statute of limitations period.
     Section 7.7 Third-Party Claims.
          (a) Promptly after receipt by a Person entitled to indemnity under Section 7.1 or 7.2 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the

Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     Section 7.8 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
     Section 7.9 No Double Materiality. For purposes of calculating the amount of Damages to which the Buyer Indemnified Persons and Seller Indemnified Persons are entitled under this Article VII (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:
          (a) by Buyer, in the event a material breach of this Agreement has been committed by Seller and such breach has not been waived in writing by Buyer;
          (b) by Seller, in the event a material breach of this Agreement has been committed by Buyer, and such breach has not been waived in writing by Seller;
          (c) by Buyer, if the satisfaction of any of the conditions to Buyer’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition in writing on or before such date;
          (d) by Seller, if the satisfaction of any of the conditions to Seller’s obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition in writing on or before such date;
          (e) by either Buyer or Seller if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;
          (f) by mutual written consent of Buyer and Seller;

          (g) by Buyer or Seller, if the Closing has not occurred on or before August 31, 2007 or such later date as the parties may agree upon in writing, unless the terminating party is in material breach of this Agreement; or
          (h) within 30 days after the date of this Agreement, by Buyer in accordance with Section 4.1.
     Section 8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 6.5, Section 6.6, this Article VIII, and Article IX will survive; provided, however, that termination of this Agreement will not preclude a party from bringing an indemnification claim against any other party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Expenses. Seller will be responsible for 50% of all recording costs and transfer taxes payable in connection with the transfer of the Owned Real Property and the Assets. Buyer will be responsible for (a) all fees and expenses related to obtaining the Title Commitment and Title Policy, and the Surveys, pursuant to the terms herein, (b) all fees and expenses related to obtaining Phase I Environmental Site Assessment Reports in connection with the transactions contemplated hereby, (c) the filing fee under the HSR Act, (d) 50% of all recording costs and transfer taxes payable in connection with the transfer of the Owned Real Property and the Assets, (e) all expenses relating to the preparation of the Seller Cost Reports pursuant to Section 6.8, (f) all expenses relating to the preparation of the Post-Closing Seller Tax Returns pursuant to Section 6.13, and (g) reimbursing Seller for all expenses relating to the preparation of audited financial statements of Seller as of October 31, 2006 and for the ten-month period then ended payable by Seller to the accounting firm which audited such financial statements. Except as set forth above or as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach by the other party.
     Section 9.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any (i) to any Affiliate of Buyer, and (ii) in connection with the sale of all or substantially all of the assets of Buyer, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.2.

     Section 9.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):
If to the Seller:
Alliance Hospital, Ltd.
515 N. Adams
Odessa, Texas 79761
Attention: J.B. Naidu, M.D.
                 Steven Riley, M.D.
Facsimile:
with a copy to:

Hollmann, Lyon, Patterson & Durell, Inc.
5030 East University Blvd. D-103
Odessa, Texas 79762
Attention: Daniel J. Hollmann, Esq.

Facsimile: 432-363-1310
If to Buyer:
Odessa Regional Hospital, LP
c/o IASIS Healthcare Holdings, Inc., its general partner
117 Seaboard Lane, Suite E
Franklin, Tennessee 37067
Attn: Frank A. Coyle, Esq., General Counsel
Facsimile: (615) 467-1271
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attn: Leigh Walton, Esq.
Facsimile: (615) 742-2701
     Section 9.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the parties to this Agreement.

     Section 9.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     Section 9.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the Buyer and Seller regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Buyer and the Seller with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
     Section 9.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
     Section 9.8 Governing Law. This Agreement will be governed by and construed under the laws of the State of Texas without regard to any conflicts of laws principles that would require the application of any other law.
     Section 9.9 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 9.10 Tax and Medicare Advice and Reliance. Except as set forth in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representation to any other party (or to any other party’s counsel), accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws or under the laws governing the Medicare program. Except as expressly provided in this Agreement, each party has relied solely upon the tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     Section 9.11 Submission to Jurisdiction. Each party hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the United States District Court for the Northern District of the State of Texas and the jurisdiction of any court of the State of Texas sitting in Dallas County, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.
     Section 9.12 Consent to Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Seller Contract, Assumed Benefit Plan, claim or other right if the assignment or attempted assignment thereof without the consent of another Person would (i) constitute a breach thereof or in any material way affect the rights of Seller thereunder; (ii) be ineffective or render the Assumed Seller Contract or Assumed Benefit Plan void or voidable, or (iii) materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Seller Contract, Assumed Benefit Plan, claim or right, including enforcement of any and all rights of Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise. After Closing, except as otherwise requested by Buyer in writing, the parties shall continue to use commercially reasonable efforts to obtain the consent to the assignment of such Assumed Seller Contract, Assumed Benefit Plan, claim or right.
     Section 9.13 CON Disclaimer. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need laws of any state, until the appropriate Governmental Authorities shall have granted a certificate of need or other appropriate approval or determined that no certificate of need or other approval is required.
[remainder of page intentionally left blank]

[signature page of Contribution Agreement]
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Buyer:
Odessa Regional Hospital, LP
By: IASIS Healthcare Holdings, Inc.,
       its general partner

By:
Name:
Its:

Seller:
Alliance Hospital, Ltd.
By: Sri Sai Enterprises, Inc., its general partner

By:
Name:
Its:

General Partner: Sri Sai Enterprises, Inc. (solely for purposes of Sections 6.15 and 6.16)
By:
Name:
Its:

Annex A
Defined Terms
Index of Terms Defined Elsewhere in this Agreement
     Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
Accounts Receivable	Section 1.9
Agreement	First Paragraph
Amended and Restated Buyer LP Agreement	Section 1.8(b)(iii)
AMG	Section 1.2(j)
Assets	Section 1.1
Assumed Benefit Plans	Section 1.1(m)
Assumed Liabilities	Section 1.3
Assumed Seller Contracts	Section 1.1(c)
Audited Financial Statements	Section 2.3
Available Employees	Section 6.1(a)
Balance Sheet	Section 2.3
Balance Sheet Date	Section 2.3
Base Amount	Section 1.5(b)(i)
Base Cash Purchase Price	Section 1.5(b)(iii)(A)
Bill of Sale, Assignment and Assumption Agreement	Section 1.8(a)(i)
Buyer	First Paragraph
Buyer Audited Financial Statements	Section 3.4
Buyer Financial Statements	Section 3.4
Buyer Group	Section 4.1
Buyer Indemnified Persons	Section 7.2
Buyer LP Unit Value	Section 1.5(b)(iii)(B)
Buyer Unaudited Financial Statements	Section 3.4
Buyer’s Closing Documents	Section 3.2(a)
Buyer Unit Split	Section 6.15(a)
Cap	Section 7.4(b)
Cash Purchase Price	Section 1.5(b)(ii)(A)
CERCLA	Section 2.12(e)
CIS/PPM	Section 4.10
Class B Unit Holders	Section 1.5(b)(iv)
Closing	Section 1.7
Closing Adjustment Amount	Section 1.5(b)(ii)
Closing Date	Section 1.7
Closing Purchase Price	Section 1.5(b)(ii)
Closing Statement	Section 1.5(c)(i)
CMS	Section 2.22(e)
Competing Business	Section 6.4(b)
Confidential Information	Section 6.6(a)

Defined Term	Section
Copyrights	Section 2.15(a)(iii)
Damages	Section 7.2
DOJ	Section 4.3(b)
Effective Time	Section 1.7
Employee Benefit Plans	Section 2.10(a)
Escrow Agreement	Section 1.8(a)(iii)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Excluded Records	Section 1.2(c)
Final Adjustment Amount	Section 1.5(c)(ii)
Financial Statements	Section 2.3
Fractional Cash Amount	Section 6.15(c)
FTC	Section 4.3(b)
GE Lease	Section 1.5(b)(ii)
General Partner	First Paragraph
Government Patient Receivables	Section 1.9
Governmental Provider Numbers	Section 1.2(h)
HQI Program	Section 2.22(e)
Improvements	Section 1.1(a)
Indemnification Agreement	Section 1.8(a)(vii)
Indemnified Person	Section 7.7(a)
Indemnifying Person	Section 7.7(a)
Independent Auditor	Section 1.5(c)(i)
Intellectual Property Assets	Section 2.15(a)
Internet Rights	Section 2.15(a)(iv)
Inventories	Section 1.1(d)
Leased Real Property	Section 2.6(a)
March Financial Statements	Section 2.3
Marks	Section 2.15(a)(i)
Minimum Cash Amount	Section 6.19
Net Working Capital Chart	Section 1.5(a)
Non-Government Receivables	Section 1.1(e)
Non-Qualified Seller Partner Amount	Section 6.15(b)
Non-Qualified Seller Partners	Section 6.15(b)
Objection	Section 4.6(c)
Objections Statements	Section 1.5(c)(i)
Owned Real Property	Section 1.1(a)
Patents	Section 2.15(a)(ii)
Pay-off Letters	Section 1.8(a)(v)
Permitted Real Property Encumbrances	Section 4.6(e)
Post-Closing Seller Tax Returns	Section 6.13
Preliminary Net Working Capital Amount	Section 1.5(a)
Purchase Price	Section 1.5(b)(i)
Real Property	Section 2.6(a)
Related Person	Section 2.16
Residual Cash Amount	Section 6.15(c)
Restricted Area	Section 6.4(b)

Defined Term	Section
Restrictive Covenant Agreement	Section 1.8(a)(viii)
Restrictive Covenant Period	Section 6.4(a)
Secured Lenders	Section 1.8(a)(v)
Seller Cost Reports	Section 6.8
Seller Real Property Leases	Section 2.6(a)
Seller	First Paragraph
Seller’s Closing Documents	Section 2.2(a)
Seller Indemnified Persons	Section 7.3
Subscription Document Package	Section 1.8(a)(vi)
Tail Coverage	Section 6.10
Tangible Personal Property	Section 1.1(b)
Tax Returns	Section 2.8(a)
Third Party Claim	Section 7.7(a)
Threshold	Section 7.4(a)
Title Commitment Update	Section 4.6(c)
Title Review Date	Section 4.6(c)
Title Update Review Period	Section 4.6(c)
Trade Secrets	Section 2.15(a)(vi)
WARN Act	Section 2.9(d)
Western National Bank Line of Credit	Section 2.18(i)
Working Capital Adjustment Escrow Agreement	Section 1.8(a)(xiv)
Unaudited Financial Statements	Section 2.3
     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Buyer Limited Partnership Agreement” means Amended and Restated Limited Partnership Agreement of Buyer dated as of March 1, 2001, as it may be amended from time to time.
     “Buyer LP Units” mean units of limited partnership interest of Buyer.
     “Cash Purchase Price” means the Base Cash Purchase Price plus the Residual Cash Amount.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.
     “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law.
     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including, without limitation, soil, air, water and groundwater) or human health.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that is considered a single employer with Seller under Section 414 of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Facility” means the acute care hospital owned and operated by Seller located in Odessa, Texas.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.
     “Governmental Authorization” means any federal, state, special or local license, permit, governmental authorization, certificate of need, certificate of exemption, franchise, accreditation, registration, approval or consent.
     “Hazardous Materials” means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, and (b) any other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “IASIS Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of April 27, 2007, among IASIS Healthcare LLC, IASIS Healthcare Corporation, the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent, Swingline Lender, Revolving L/C Issuer and Synthetic L/C Issuer (each as defined therein).
     “Knowledge of Seller” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, any officer or member of the board of directors of the General Partner.
     “Legal Requirement” means any federal, state, local or municipal law, ordinance, code, principle of common law, regulation, order or directive.
     “Net Working Capital” means the amount equal to the following, in each case determined in accordance with GAAP applied on a basis consistent with Seller’s Accounting Practices and

Procedures, and subject to the adjustments set forth in the Net Working Capital Chart (all references to current assets and current liabilities below refer to the corresponding line item on the Net Working Capital Chart):
          (a) the sum of the following current assets of Seller: (i) Net Accounts Receivable; (ii) Inventory; (iii) Prepaid Expenses; plus (iv) Other Current Assets; minus
          (b) the sum of the following current liabilities of Seller: (i) Accounts Payable & P.O. Liab.; (ii) Accrued Salary, (iii) Accrued Liabilities, (iv) Current Portion of Capital Leases, plus (v) Current Portion of Deferred Rent.
     In addition, if the Actual Capital Leases/Assumed GE Note Amount (as defined below) is less than $2,498,520 (the sum of the amounts deducted from the Closing Purchase Price pursuant to clauses (1) and (2) of Section 1.5(b)(ii)), then such difference will be added to the Net Working Capital Amount as finally determined pursuant to Section 1.5(c). If the Actual Capital Leases/Assumed GE Note Amount is greater than $2,498,520, then such excess will be subtracted from the Net Working Capital Amount as finally determined pursuant to Section 1.5(c).
     For purposes of this Agreement, “Actual Capital Leases/Assumed GE Note Amount” means the sum of (1) the long-term portion of all obligations of Seller, as of the Closing Date, as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP (or should have been recorded as capital leases in accordance with GAAP) and are included in the Assumed Seller Contracts, plus (2) the amount payable under the GE Lease as of the Closing Date, each as determined by Buyer in connection with preparing the Closing Statement pursuant to Section 1.5(c)(i).
     “Net Working Capital Amount” means the Net Working Capital of Seller as of the Effective Time.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller Contract” means any contract or agreement (whether written or oral) (a) under which Seller has or may acquire any rights or benefits, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the assets owned or used by Seller is or may become bound (and includes, without limitation, the Seller Real Property Leases).
     “Seller Limited Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of Seller effective as of March 8, 2005, as it may be amended from time to time.
     “Seller Partners” mean the general partner(s) and limited partners of Seller.
     “Seller’s Accounting Practices and Procedures” means the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by Seller in the preparation of the Financial Statements.
     “Surveys” means current surveys of each parcel of Owned Real Property certified to the Buyer and any lender Buyer may designate, prepared by a surveyor licensed in the State of Texas and reasonably acceptable to Buyer, conforming to current ALTA Minimum Detail Requirements for land title surveys, disclosing the location of all Improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads.
     “Taxes” means any income, payroll, employment, excise, property, franchise, withholding, social security, unemployment, disability, sales, use, transfer or other tax, fee, assessment, charge or duty of any kind, and any interest, penalties, additions or additional amounts thereon, imposed, assessed, collect by or under the authority of, any Governmental Authority.
     “Title Commitment” means a title insurance commitment for an owner’s policy of title insurance to be issued by the Title Company, and all underlying documents relating to any exceptions listed in such commitment.
     “Title Company” shall mean Lawyer’s Title Insurance Company, or other nationally recognized title insurance company reasonably acceptable to Buyer.
     “Title Policy” shall mean an Owner’s Policy of Title Insurance insuring good and indefeasible fee simple title to the Owned Real Property in the name of Buyer, issued by the Title Company with liability in the amount as Buyer may reasonably determine to be the fair market value of such Owned Real Property, dated as of the Closing Date, which title insurance policy will (i) provide for extended coverage deleting the standard and general printed exceptions, with any matters covered by the so-called standard printed “survey exception” to be specifically referenced to as being shown by the Surveys, (ii) will provide for the issuance of a Mortgage Title Policy (if requested by Buyer), and (iii) contains such endorsements as Buyer shall require.